AS FILED WITH THE SEC ON ____________________.         REGISTRATION NO. 33-20083



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------


                                    FORM S-1


                        POST-EFFECTIVE AMENDMENT NO. 11

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                                 IN RESPECT OF


             THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY ACCOUNT
                           (Exact Name of Registrant)



                C/O THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                                751 BROAD STREET
                         NEWARK, NEW JERSEY 07102-3777
                                 (800) 437-4016
         (Address and telephone number of principal executive offices)
                             ----------------------

                               THOMAS C. CASTANO
                              ASSISTANT SECRETARY
                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
                                751 BROAD STREET
                         NEWARK, NEW JERSEY 07102-3777
                                 (800) 437-4016
           (Name, address, and telephone number of agent for service)


                                    Copy to:
                               JEFFREY C. MARTIN
                                 SHEA & GARDNER
                        1800 MASSACHUSETTS AVENUE, N.W.
                             WASHINGTON, D.C. 20036

                             ----------------------

                              CROSS REFERENCE SHEET
                            (AS REQUIRED BY FORM S-1)

S-1 ITEM NUMBER AND CAPTION                                          LOCATION
---------------------------                                          --------
   1.   Forepart of the  Registration  Statement and Outside
        Front Cover Page of Prospectus......................         Cover

   2.   Inside Front and Outside Back Cover Pages of
        Prospectus..........................................         Inside Front Cover

   3.   Summary Information, Risk Factors and Ratio of
        Earnings to Fixed Charges...........................         Prospectus Cover; Summary; Risk Factors

   4.   Use of Proceeds.....................................         Investment Policies; Current Real Estate-Related Investments;
                                                                     Management's Discussion and Analysis of Financial Condition and
                                                                     Results of Operations

   5.   Determination of Offering Price.....................         Not Applicable

   6.   Dilution............................................         Not Applicable

   7.   Selling Security Holders............................         Not Applicable

   8.   Plan of Distribution................................         Distribution of the Contracts

   9.   Description of Securities to be Registered..........         Prospectus Cover; General Information about The Prudential
                                                                     Insurance Company of America, The Prudential Variable Contract
                                                                     Real Property Account, The Prudential Variable Contract Real
                                                                     Property Partnership, and The Investment Manager; The Real
                                                                     Property Account's Unavailability to Certain Contracts;
                                                                     Valuation of Contract Owners' Participating Interests; Charges;
                                                                     Restrictions on Withdrawals; Restrictions on Contract Owners'
                                                                     Investment in the Real Property Account

  10.   Interests of Named Experts and Counsel..............         Not Applicable

  11.   Information With Respect to the
        Registrant..........................................         General Information about The Prudential Insurance Company of
                                                                     America, The Prudential Variable Contract Real Property
                                                                     Account, The Prudential Variable Contract Real Property
                                                                     Partnership, and The Investment Manager; Investment Policies;
                                                                     Current Real Estate-Related Investments; Management's
                                                                     Discussion and Analysis of Financial Condition and Results of
                                                                     Operations; Per Share Investment Income and Capital Changes;
                                                                     Investment Restrictions; Conflicts of Interest; Valuation of
                                                                     Contract Owners' Participating Interests; Financial Statements;
                                                                     Litigation; State Regulation; Federal Income Tax Considerations

  12.   Disclosure  of   Commission   Position  on  Indemni-
        fication for Securities Act Liabilities.............         Not Applicable

                                    PART I



                      INFORMATION REQUIRED IN PROSPECTUS

                              PROSPECTUS CONTENTS

                                                                                                                     Page

PER SHARE INVESTMENT INCOME, CAPITAL CHANGES AND SELECTED RATIOS.......................................................1

SUMMARY................................................................................................................2

GENERAL INFORMATION ABOUT THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, THE PRUDENTIAL VARIABLE CONTRACT REAL
PROPERTY ACCOUNT, THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP, AND THE INVESTMENT MANAGER...............3

   The Prudential Insurance Company of America.........................................................................3
   The Prudential Variable Contract Real Property Account..............................................................3
   The Prudential Variable Contract Real Property Partnership..........................................................4
   The Investment Manager..............................................................................................4

INVESTMENT POLICIES....................................................................................................5
   Overview............................................................................................................5
   Investment in Direct Ownership Interests in Real Estate.............................................................5
   Investments in Mortgage Loans.......................................................................................6
   Investments in Sale-Leasebacks......................................................................................8
   General Investment and Operating Policies...........................................................................8

CURRENT REAL ESTATE-RELATED INVESTMENTS................................................................................9
   Properties..........................................................................................................9

RISK FACTORS..........................................................................................................11
   Liquidity of Investments...........................................................................................11
   General Risks of Real Property Investments.........................................................................11

Reliance on The Partners and The Investment Manager...................................................................13

INVESTMENT RESTRICTIONS...............................................................................................13

CONFLICTS OF INTEREST.................................................................................................13

THE REAL PROPERTY ACCOUNT'S UNAVAILABILITY TO CERTAIN CONTRACTS.......................................................16

VALUATION OF CONTRACT OWNERS' PARTICIPATING INTERESTS.................................................................16

BORROWING BY THE PARTNERSHIP..........................................................................................18

CHARGES...............................................................................................................18

RESTRICTIONS ON WITHDRAWALS...........................................................................................18

RESTRICTIONS ON CONTRACT OWNERS' INVESTMENT IN THE REAL PROPERTY ACCOUNT..............................................19

FEDERAL INCOME TAX CONSIDERATIONS.....................................................................................19

DISTRIBUTION OF THE CONTRACTS.........................................................................................20

STATE REGULATION......................................................................................................20

ADDITIONAL INFORMATION................................................................................................20

EXPERTS...............................................................................................................20

LITIGATION............................................................................................................20
YEAR 2000 COMPLIANCE..................................................................................................21

REPORTS TO CONTRACT OWNERS............................................................................................22

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIALCONDITION AND RESULTS OF OPERATIONS..................................22

FINANCIAL STATEMENTS..................................................................................................29

FINANCIAL STATEMENTS OF THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY ACCOUNTA.......................................A1

FINANCIAL STATEMENTS OF THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP....................................B1


Prudential is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission. All reports and information filed by Prudential can be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, Room 1024, N.W., Washington, D.C. 20549, and at certain of its regional offices: Midwestern Regional Office, CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511; Northeastern Regional Office SEC, 7 World Trade Center, Suite 1300, New York, NY 10048.

        PER SHARE INVESTMENT INCOME, CAPITAL CHANGES AND SELECTED RATIOS


                   TO BE FILED WITH POST-EFFECTIVE AMENDMENT

                               1 - Real Property

                                    SUMMARY


This prospectus describes the Real Property Account, which is a separate account of Prudential created pursuant to New Jersey insurance law. See THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, page 3 and The PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY ACCOUNT, page 3. Under that law, the assets of the Real Property Account are not chargeable with liabilities arising out of any other business of Prudential. Owners of certain variable life insurance and variable annuity contracts issued by Prudential may allocate a portion of their net premiums or purchase payments, or transfer a portion of the total amount invested under their Contracts (known as the "Contract Fund"), to the Real Property Account, and values and benefits under the Contracts will thereafter reflect the investment experience of the Real Property Account. Contract owners, not Prudential, bear the risks and rewards of the investment performance of the Real Property Account to the extent of the Contract owner's Contract Fund invested in the Real Property Account. This prospectus is attached to and should be read in conjunction with the prospectus for the Contract you selected.


The Real Property Account assets are invested primarily in income-producing real estate through the Partnership. See The PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP, page 4. Prudential is the investment manager of the Partnership. See The INVESTMENT MANAGER, page 4. The Partnership invests at least 65% of its assets in direct ownership interests in (1) income-producing real estate; (2) participating mortgage loans (mortgages providing for participation in the revenues generated by, or the appreciation of, the underlying property, or both) originated for the Partnership; and (3) real property sale-leasebacks negotiated by Prudential on behalf of the Partnership. The large majority of these real estate investments will be in direct ownership interests in income producing real estate, such as office buildings, shopping centers, apartments, industrial properties or hotels. The Partnership may also invest up to 5% of its assets in direct ownership interests in agricultural land. Approximately 10% of the Partnership's assets will be held in cash or invested in liquid instruments and securities. The remainder of the Partnership's assets may be invested in other types of real estate-related investments, including non-participating mortgage loans and real estate investment trusts. The investment objectives of the Partnership are to: (1) preserve and protect the Partnership's capital; (2) compound income by reinvesting investment cash flow; and (3) over time, increase the income amount through appreciation in the value of permitted investments and, to a lesser extent, through mortgage loans and sale-leaseback transactions. See INVESTMENT POLICIES, page 5. There is no assurance that the Partnership's objectives will be attained.


Investment in the Real Property Account, and thereby, participation in the investment experience of the Partnership, involves significant risks. See RISK FACTORS, page 10. These include the risk of fluctuating real estate values and the risk that the appraised or estimated values of the Partnership's real property investments will not be realized upon their disposition. Many of the Partnership's real estate investments will not be quickly convertible into cash through disposition on commercially reasonable terms. Therefore, the Real Property Account should be viewed as a long-term investment. See RESTRICTIONS ON WITHDRAWALS, page 16. For other risk factors associated with the Real Property Account, see RISK FACTORS, page 10.


Prudential has taken steps to ensure that the Real Property Account and Partnership will be sufficiently liquid to satisfy all withdrawal or loan requests promptly (within seven days), see LIQUIDITY OF INVESTMENTS, page 10. Prudential's management of the Partnership is subject to certain conflicts of interest, including the possible acquisition of properties from affiliates. See CONFLICTS OF INTEREST, page 12.


Prudential charges the Partnership a daily investment management fee which amounts to 1.25% per year of the average daily gross assets of the Partnership. The Partnership also compensates Prudential for providing certain accounting and administrative services. See CHARGES, page 15.


The portion of your Contract Fund allocated to the Real Property Account is subject to the same Contract charges as the portion of your Contract Fund allocated to The Prudential Series Fund, Inc. (the "Series Fund"). The Series Fund is the underlying funding vehicle for the other variable investment options available to Contract owners. You should read the Contract prospectus for a description of those charges. The Real Property Account is currently available to purchasers of Prudential's Variable Investment Plan(R) Contracts, The Prudential's Discovery(R) Plus Contracts, The Prudential's Variable Appreciable Life(R) Insurance Contracts, and The Prudential's Custom VAL Life Insurance Contracts. It is not available on Contracts that are purchased in connection with IRAs, Section 403(b) annuities, and

                               2 - Real Property
other tax-qualified plans, that are subject to the Employee Retirement Income Security Act of 1974 ("ERISA") or to the prohibited transaction excise tax provisions of the Internal Revenue Code. See THE REAL PROPERTY ACCOUNT'S UNAVAILABILITY TO CERTAIN CONTRACTS, page 13. For example, a VARIABLE APPRECIABLE LIFE Contract owner who elects to invest part of his or her net premiums in The Prudential Variable Appreciable Account and part in the Real Property Account will be subject to the same (1) monthly sales load charges; (2) risk charges; (3) administrative charges; (4) insurance charges; and (5) contingent deferred sales load charges without regard to what portion is invested in The Prudential Variable Appreciable Account and what portion is invested in the Real Property Account. The Real Property Account has established different subaccounts, relating to the different types of variable Contracts that may participate in the Real Property Account. These subaccounts provide the mechanism and maintain the records whereby these different Contract charges are made.


THIS PROSPECTUS MAY ONLY BE OFFERED IN JURISDICTIONS IN WHICH THE OFFERING IS LAWFUL. NO PERSON IS AUTHORIZED TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS.

  GENERAL INFORMATION ABOUT THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY ACCOUNT, THE PRUDENTIAL VARIABLE
        CONTRACT REAL PROPERTY PARTNERSHIP, AND THE INVESTMENT MANAGER

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA


The Prudential Insurance Company of America ("Prudential") is a mutual insurance company, founded in 1875 under the laws of the State of New Jersey. Prudential is currently considering reorganizing itself into a stock company. This form of reorganization, known as demutualization, is a complex process that could take two years to complete. No plan of demutualization has been adopted yet by Prudential's Board of Directors. Any plan of reorganization adopted by the Board of Directors would have to be approved by qualified policyholders and appropriate state insurance regulators. Throughout the process, there will be a continuing evaluation by the Board of Directors and management of Prudential as to the desirability of demutualization. The Board of Directors, in its discretion, may choose not to demutualize or to delay demutualization for a time.

Prudential is licensed to sell life insurance and annuities in the District of Columbia, Guam, the U.S. Virgin Islands and in all states. These Contracts are not offered in any state in which the necessary approvals have not yet been obtained.


PRUDENTIAL'S CONSOLIDATED FINANCIAL STATEMENTS APPEAR IN EITHER THE ATTACHED CONTRACT PROSPECTUS OR IN THE STATEMENT OF ADDITIONAL INFORMATION FOR THE CONTRACT PROSPECTUS, WHICH IS AVAILABLE UPON REQUEST.

THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY ACCOUNT


The Prudential Variable Contract Real Property Account (the "Real Property Account") was established on November 20, 1986 under New Jersey law as a separate investment account. The account meets the definition of a "separate account" under the federal securities laws. The Real Property Account holds assets that are separated from all of Prudential's other assets. The Real Property Account is used only to support the variable benefits payable under the Contracts that are funded by the real estate investment option.


The Contract obligations to Contract owners and beneficiaries are general corporate obligations of Prudential. Prudential is also the legal owner of the Real Property Account assets. Prudential will maintain assets in the Real Property Account with a total market value at least equal to the amounts credited under the real estate option to all the Contracts participating in the Real Property Account. These assets may not be charged with liabilities which arise from any other business that Prudential conducts. In addition to these assets, the Real Property Account's assets may include funds contributed by Prudential, and reflect any accumulations of the charges Prudential makes against the Real Property Account. (See VALUATION OF CONTRACT OWNER'S PARTICIPATING INTERESTS, PAGE 15.)

                               3 - Real Property

Prudential will bear the risks and rewards of the Real Property Account's investment experience to the extent of its investment in the Real Property Account. Prudential may withdraw or redeem its investment in the Real Property Account at any time. We will not make any such redemption if it will have a materially adverse impact on the Real Property Account. Accumulations of charges will be withdrawn on a regular basis.


Unlike the other separate accounts funding the Contracts, the Real Property Account is not registered with the Securities and Exchange Commission ("SEC") under the Investment Company Act of 1940 as an investment company. For state law purposes, the Real Property Account is treated as a part or division of Prudential. Contract owners have no voting rights with respect to the Real Property Account. The Real Property Account is under the control and management of Prudential. The Board of Directors and officers of Prudential are responsible for the management of the Real Property Account. No salaries of Prudential personnel are paid by the Real Property Account. Information regarding the directors and officers of Prudential is contained in the attached prospectus for the Contract. The financial statements of the Real Property Account begin on page A1.


THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP


All amounts allocated to the Real Property Account are invested through The Prudential Variable Contract Real Property Partnership (the "Partnership"), a general partnership organized under New Jersey law on April 29, 1988. The only partners in the Partnership (collectively, the "Partners") are Prudential and two of its subsidiaries, Pruco Life Insurance Company ("Pruco Life") and Pruco Life Insurance Company of New Jersey ("Pruco Life of New Jersey"). The Partnership was established so the assets allocated to the real estate investment options under variable life insurance and variable annuity contracts issued by these three companies could be invested in a commingled pool. This was done to provide greater diversification of investments and lower transaction costs than would be possible if the assets were separately invested by each company. All amounts allocated to the Real Property Account are contributed by Prudential to the Partnership. Prudential's general partnership interest in the Partnership is held in the Real Property Account.

The initial contributions to the Partnership were made on April 29, 1988. Prudential contributed $100,000 in cash to the Partnership; Pruco Life of New Jersey contributed $100,000 in cash to the Partnership; and Pruco Life contributed the real estate and other assets held in its real estate separate account, which had been actively investing in real estate for more than a year. Those assets had an estimated market value of $91,538,737 on that date. Each Partner is entitled to its prospective proportionate share of all income, gains, and losses of the Partnership.


The Partnership assets are valued on each business day. The value of each Partner's interest will fluctuate with the investment performance of the Partnership. In addition, the Partners' interests are proportionately readjusted, at the current value, on each day when a Partner makes a contribution to, or withdrawal from, the Partnership. When you choose to allocate a portion of your net premiums or purchase payments, or transfer a portion of your Contract Fund, to the Real Property Account, Prudential will contribute that amount to the Partnership as a capital contribution. It will correspondingly increase the Real Property Account's interest in the Partnership. Values and benefits under the Contract will thereafter vary with the performance of the Partnership's investments. For more information on how the value of your interest in the Real Property Account and the value of the Partnership's investments are calculated, see VALUATION OF CONTRACT OWNERS' PARTICIPATING INTERESTS, page 14.


Contract owners have no voting rights with respect to the Partnership operations. The financial statements of the Partnership begin on page B1.

THE INVESTMENT MANAGER

The Partnership has retained Prudential to act as investment manager of the Partnership. Prudential, on behalf of its general account and separate accounts, is one of the largest real estate investors in North America.


Currently, Prudential directly and through affiliates invests in and manages real estate equities and mortgages for its general account and for several separate accounts. Prudential and its affiliates also participate in real estate ventures through public and private partnerships. As of December 31, 1998, Prudential owned or controlled $xx.x billion of net domestic real estate mortgages and equities of which $xx.x billion is in the general account, $x.x billion is in separate accounts and $x.x billion is in subsidiaries. Statement value for general account assets is recorded at

                               4 - Real Property
depreciated cost and for separate account assets at market value. For a discussion of how the Partnership's real estate-related investments are valued, see VALUATION OF CONTRACT OWNERS' PARTICIPATING INTERESTS, page 14.


Prudential has organized its real estate activities into separate business units within Prudential's Private Asset Management Group. Prudential Real Estate Investors (PREI) is the unit responsible for the investments of the Real Property Partnership. Currently, PREI's investment staff is separate and distinct from the staff handling Prudential's general account real estate activities although Prudential may, in the near future, consolidate many of the general account investment management activities under PREI.


PREI provides investment management services on a domestic basis and also acts as part of a global team providing these services to institutional investors worldwide. PREI is headquartered in Parsippany, New Jersey and has 4 field offices across the United States. As of December 31, 1998, PREI had under management approximately x.x million net rentable square feet of office real estate, xx.x million net rentable square feet of industrial real estate, x.x million net rentable square feet of retail real estate, x,xxx hotel rooms and xx,xxx multifamily residential units.


Various divisions of Prudential, such as the general account real estate operation and the general account mortgage operation, may provide PREI with services that may be required in connection with the Partnership's investment management agreement. The mortgage operation currently manages a portfolio of mortgage loans totaling approximately ___ billion.

                              INVESTMENT POLICIES

OVERVIEW

The Partnership has an investment policy of investing at least 65% of its assets in direct ownership interests in income-producing real estate, participating mortgage loans originated for the Partnership, and real property sale-leasebacks negotiated by Prudential on behalf of the Partnership. It is expected that the largest portion of these real estate investments will be in direct ownership interests (including fee interests, leaseholds interests, and interests in entities holding such interests) in income-producing real estate. The Partnership may also invest up to 5% of its assets in direct ownership interests in agricultural land. Approximately 10% of the Partnership's assets will ordinarily be held in cash or invested in liquid instruments and securities, although the Partners reserve discretion to increase this amount to meet partnership liquidity requirements, for example. The remainder of the Partnership's assets may be invested in other types of real estate-related investments, including non-participating mortgage loans and real estate investment trusts.

INVESTMENT IN DIRECT OWNERSHIP INTERESTS IN REAL ESTATE


ACQUISITION. The Partnership's principal investment policy involves acquiring direct ownership interests in existing (including newly constructed) income-producing real estate, including office buildings, shopping centers, apartment buildings, industrial properties, and hotels. The Partnership may also invest up to 5% of its assets in direct ownership interests in agricultural land. Property acquisitions will generally be carried out by the real estate acquisition offices in PREI's network of field offices located in Parsippany, New Jersey, Atlanta, Georgia, Chicago, Illinois and Los Angeles, California. A field office or an affiliate of Prudential supervises the management of properties in all of Prudential's accounts.


Proposals to acquire properties for the Partnership are usually originated by a field office. They are reviewed and approved by the Investment Management Committee of PREI. Depending upon the size of the acquisition and other factors, a proposed real estate investment may also be submitted for review to the Finance Committee of the Board of Directors of Prudential.


Although percentage limitations on the type and location of properties that may be acquired by the Partnership have not been established, the Partnership plans to diversify its investments through the type of property acquired and its geographic location. The Partnership's investments will be maintained to meet the Internal Revenue Code diversification requirements. See GENERAL INVESTMENT AND OPERATING POLICIES, page 7.

                               5 - Real Property

In order for the Partnership to meet its stated objectives, it will have to acquire properties that generate more cash than needed to pay its gross operating expenses. To do this, a substantial portion of the Partnership's assets will be invested in properties with operating histories that include established rent and expense schedules. However, the Partnership may also acquire recently constructed properties that may be subject to agreements with sellers providing for certain minimum levels of income. Upon the expiration of or default under these agreements, there is no assurance that the Partnership will maintain the level of operating income necessary to produce the return it was previously experiencing. The Partnership may purchase real property from Prudential or its affiliates under certain conditions. See CONFLICTS OF INTEREST, page 12.


The property acquired by the Partnership is usually real estate which is ready for use. Accordingly, the Partnership is not usually subject to the development or construction risks inherent in the purchase of unimproved real estate. From time to time, however, the Partnership may invest in a developmental real estate project that is consistent with the Partnership's objectives. The Partnership will then be subject to those risks.


The Partnership will often own the entire fee interest in an acquired property, but it may also hold other direct ownership interests. These include, but are not limited to, partnership interests, limited liability company interests, leaseholds, and tenancies in common.


PROPERTY MANAGEMENT AND LEASING SERVICES. The Partnership usually retains a management company operating in the area of a property to perform local property management services. A field office or other affiliate of Prudential will usually: (1) supervise and monitor the performance of the local management company; (2) determine and establish the required accounting information to be supplied; (3) periodically inspect the property; (4) review and approve property operating budgets; and (5) review actual operations to ensure compliance with budgets. In addition to day-to-day management of the property, the local management company will have responsibility for: (1) supervision of any on-site personnel; (2) negotiation of maintenance and service contracts; (3) major repair advice; (4) replacements and capital improvements; (5) the review of market conditions to recommend rent schedule changes; and (6) creation of marketing and advertising programs to obtain and maintain good occupancy rates by responsible tenants. The local management company fees will reduce the cash flow from the property to the Partnership.


The Partnership usually retains a leasing company to perform leasing services on any property with actual or projected vacancies. The leasing company will coordinate with the property management company to provide marketing and leasing services for the property. When the property management company is qualified to handle leasing, it may also be hired to provide leasing services. Leasing commissions and expenses will reduce the cash flow from the property to the Partnership.


Prudential may, on behalf of the Partnership, hire an affiliate to perform property management or leasing services. The affiliate's services must be provided on terms competitive with unaffiliated entities performing similar services in the same geographic area. See CONFLICTS OF INTEREST, page 12.


Annually, the field office which oversees the management of each property owned by the Partnership will, together with the local property management firm, develop a business plan and budget for each property. It will consider, among other things, the projected rollover of individual leases, necessary capital expenditures and any expansion or modification of the use of the property. The approval of an officer of PREI is required. The field office will also periodically report the operating performance of the property to PREI.

INVESTMENTS IN MORTGAGE LOANS


TYPES OF MORTGAGE LOANS. The Partnership is authorized to invest in mortgage loans, including conventional mortgage loans that may pay fixed or variable rates of interest and mortgage loans that have a "participation" (as defined below). The Partnership will not make mortgage loans to Prudential affiliates.



The Partnership intends to give mortgage loans on: (1) commercial properties (such as office buildings, shopping centers, hotels, industrial properties, and office showrooms); (2) agricultural properties; and (3)residential properties (such as garden apartment complexes and high-rise apartment buildings). These loans are usually secured by

                               6 - Real Property
properties with income-producing potential based on historical or projected data. Usually, they are not personal obligations of the borrower and are not insured or guaranteed.


1. FIRST MORTGAGE LOANS. The Partnership will primarily make first mortgage loans secured by mortgages on existing income-producing property. These loans may provide for interest-only payments and a balloon payment at maturity.


2. WRAPAROUND MORTGAGE LOANS. The Partnership also may make wraparound mortgage loans on income-producing properties which are already mortgaged to unaffiliated entities. A wraparound mortgage loan is a mortgage with a principal amount equal to the outstanding balance of the prior existing mortgage plus the amount to be advanced by the lender under the wraparound mortgage loan, thereby providing the property owner with additional funds without disturbing the existing loan. The terms of wraparound mortgage loans made by the Partnership require the borrower to make all principal and interest payments on the underlying loan to the Partnership, which will then pay the holder of the prior loan. Because the existing first mortgage loan is preserved, the lien of the wraparound mortgage loan is junior to it. The Partnership will make wraparound mortgage loans only in states where local applicable foreclosure laws permit a lender, in the event of the borrower's default, to obtain possession of the property which secures the loan.


3. JUNIOR MORTGAGE LOANS. The Partnership may also invest in other junior mortgage loans. Junior mortgage loans will be secured by mortgages which are subordinate to one or more prior liens on the real property. They will generally, but not in all cases, provide for repayment in full prior to the end of the amortization period of the senior mortgages. Recourse on such loans will include the real property encumbered by the Partnership's mortgage and may also include other collateral or personal guarantees by the borrower.

The Partnership will generally make junior or wraparound mortgage loans only if the senior mortgage, when combined with the amount of the Partnership's mortgage loan, would not exceed the maximum amount which the Partnership would be willing to commit to a first mortgage loan and only under such circumstances and on such property as to which the Partnership would otherwise make a first mortgage loan.


4. Participations. The Partnership may make mortgage loans which, in addition to charging a base rate of interest, will include provisions permitting the Partnership to participate (a "participation") in the economic benefits of the underlying property. The Partnership would receive a percentage of: (1) the gross or net revenues from the property operations; and/or (2) the increase in the property value realized by the borrower, such as through sale or refinancing of the property. These arrangements may also grant the Partnership an option to acquire the property or an undivided interest in the property securing the loan. When the Partnership negotiates the right to receive additional interest in the form of a percentage of the gross revenues or otherwise, the fixed cash return to the Partnership from that investment will generally be less than would otherwise be the case. It is expected that the Partnership will be entitled to percentage participations when the gross or net revenues from the property operations exceed a certain base amount. This base amount may be adjusted if real estate taxes or similar charges are increased. The form and extent of the additional interest that the Partnership receives will vary with each transaction depending on: (1) the equity investment of the owner or developer of the property; (2) other financing or credit obtained by the owner or developer;
(3) the fixed base interest rate on the mortgage loan by the Partnership; (4) any other security arrangement; (5) the cash flow and pro forma cash flow from the property; and (6) market conditions.


The Partnership intends to use this additional interest as a hedge against inflation. It assumes that as prices increase in the economy, the rental prices on properties, such as shopping centers or office buildings, will increase and there should be a corresponding increase in the property value. There is no assurance that additional interest or increased property values will be received. In that event, the Partnership will be entitled to receive only the fixed portion of its return.


STANDARDS FOR MORTGAGE LOAN INVESTMENTS. In making mortgage loans, the investment manager will consider relevant real property and financial factors, including: (1) the location, condition, and use of the underlying property; (2) its operating history; (3) its future income-producing capacity; and (4) the quality, experience, and creditworthiness of the unaffiliated borrower.

                               7 - Real Property

Before the Partnership makes a mortgage loan, the investment manager analyzes the fair market value of the underlying real estate. In general, the amount of each mortgage loan made by the Partnership will not exceed, when added to the amount of any existing indebtedness, 80% of the estimated or appraised value of the property mortgaged.


DEALING WITH OUTSTANDING LOANS. The Partnership may sell its mortgage loans prior to maturity if it is deemed advisable by the investment manager and consistent with the Partnership's investment objectives. The investment manager may also: (1) extend the maturity of any mortgage loan made by the Partnership;
(2) consent to a sale of the property subject to a mortgage loan or finance the purchase of a property by making a new mortgage loan in connection with the sale of a property (either with or without requiring the repayment of the mortgage loan); (3) renegotiate the terms of a mortgage loan; and (4) otherwise deal with the mortgage loans of the Partnership.

INVESTMENTS IN SALE-LEASEBACKS


A portion of the Partnership's investments may consist of real property sale-leaseback transactions ("leasebacks"). In this type of transaction, the Partnership will purchase land and income-producing improvements on the land and simultaneously lease the land and improvements, generally to the seller, under a long-term lease. Leasebacks may be for very long periods and may provide for increasing payments from the lessee.


Under the terms of the leaseback, the tenant will operate, or provide for the operation of, the property and generally be responsible for the payment of all costs, including: (1) taxes; (2) mortgage debt service; (3) maintenance and repair of the improvements; and (4) insurance. In some cases, the Partnership may also grant the lessee an option to acquire the land and improvements from the Partnership after a period of years. The option exercise price would be based on the fair market value of the property, as encumbered by the lease, the increase in the gross revenues from the property or other objective criteria reflecting the increased value of the property.


In some leaseback transactions, the Partnership may only purchase the land under an income-producing building and lease the land to the building owner. In such cases, the Partnership may seek, in addition to base rents in its leasebacks, participations in the gross revenues from the building in a form such as a percentage of the gross revenues of the lessee above a base amount (which may be adjusted if real property taxes increase or for other events). The Partnership may invest in leasebacks which are subordinate to other interests in the land, buildings, and improvements, such as a first mortgage, other mortgage, or lien. In those situations, the Partnership's leaseback interest will be subject to greater risks.

The Partnership will only acquire a property for a leaseback transaction if the purchase price is equal to not more than 100% of the estimated or appraised property value. The Partnership may dispose of its leasebacks when deemed advisable by the investment manager and consistent with the Partnership's investment objectives.

GENERAL INVESTMENT AND OPERATING POLICIES

The Partnership does not intend to invest in any direct ownership interests in properties, mortgage loans or leasebacks in order to make short-term profits from their sale. Although in exceptional cases, the investment manager may decide to do so in the best interests of the Partnership. The Partnership may dispose of its investments whenever necessary to meet its cash requirements or when it is deemed to be desirable by the investment manager because of market conditions or otherwise. The Partnership will reinvest any proceeds from the disposition of assets (and any cash flow from operations) which are not necessary for the Partnership's operations and which are not withdrawn by the Partners in order to make distributions to investors pursuant to the variable contracts issued by the Partners or to Prudential to return its equity interests pursuant to this prospectus. The proceeds will be reinvested in investments consistent with the Partnership's investment objectives and policies.


In making investments in properties, mortgage loans, leasebacks or other real estate investments, the Partnership will rely on the investment manager's analysis of the investment and will not receive an independent appraisal prior to acquisition. The Partnership expects, however, that all the properties it owns, and most mortgage loans it holds, will be appraised or valued annually by an independent appraiser who is a member of a nationally recognized society of appraisers. Each appraisal will be maintained in the Partnership records for at least five years. It should be noted

                               8 - Real Property
that appraised values are opinions and, as such, may not represent the true worth or realizable value of the property being appraised.


The Partnership usually purchases properties on an unleveraged basis. The properties acquired will typically be free and clear of mortgage debt immediately after their acquisition. The Partnership may, however, acquire properties subject to existing mortgage loans. In addition, the Partnership may mortgage or acquire properties partly with the proceeds of purchase money mortgage loans, up to 75% of the property value. Although this is not usually done, the Partnership may do so if the investment manager decides that it is consistent with its investment objectives. When the Partnership mortgages its properties, it bears the expense of mortgage payments. See BORROWING BY THE PARTNERSHIP, page 15.


The Partnership may also invest a portion of its assets in real estate limited partnerships, limited liability companies, real estate investment trusts, and other vehicles whose underlying investment is in real estate.


The Partnership's investments will be maintained in order to meet the diversification requirements set forth in regulations under the Internal Revenue Code (the "Code") relating to the investments of variable life insurance and variable annuity separate accounts. In order to meet the diversification requirements under the regulations, the Partnership will meet the following test: (1) no more than 55% of the assets will be invested in any one investment;
(2) no more than 70% of the assets will be invested in any two investments; (3) no more than 80% of the assets will be invested in any three investments; and
(4) no more than 90% of the assets will be invested in any four investments.
All interests in the same real property project are treated as a single investment. The Partnership must meet the above test within 30 days of the end of each calendar quarter. To comply with the diversification requirements of the State of Arizona, the Partnership will limit additional investments in any one parcel or related parcels to an amount not exceeding 10% of Partnership assets.


In managing the assets of the Partnership, Prudential will use its discretion in determining whether to foreclose on defaulting borrowers or to evict defaulting tenants. Prudential will decide which course of action is in the best interests of the Partnership in maintaining the value of the investment.


Property management services are usually required for the Partnership's investments in properties which are owned and operated by the Partnership but usually will not be needed for mortgage loans owned by the Partnership, except for mortgage servicing. It is possible, however, that these services will be necessary or desirable in exercising default remedies under a foreclosure on a mortgage loan. Prudential may engage, on behalf of the Partnership, affiliated or unaffiliated entities to provide these additional services to the Partnership. Prudential may engage its affiliates to provide property management, property development services, loan servicing or other services if and only if the fees paid to an affiliate do not exceed the amount that would be paid to an independent party for similar services rendered in the same geographic area. See CONFLICTS OF INTEREST, page 12.


Prudential will manage the Partnership so that the Real Property Account will not be subject to registration under the Investment Company Act of 1940. This requires monitoring the proportion of the Partnership's assets to be placed in various investments.

                    CURRENT REAL ESTATE-RELATED INVESTMENTS

The current principal real estate-related investments held by the Partnership are described below. Many of these investments were originated by, and previously held in, The Prudential Real Property Account of Pruco Life Insurance Company (the "Pruco Life Account"), a separate account established to fund the real estate investment option under variable contracts issued by Pruco Life. Prior to the formation of the Partnership, the Pruco Life Account followed the same investment policies as those followed by the Partnership. Pruco Life contributed the assets held in the Pruco Life Account to the Partnership as its initial capital contribution to the Partnership.

PROPERTIES
1.  OFFICE FACILITY IN LISLE, ILLINOIS

                               9 - Real Property

The property is a four-story office building on 5.6 acres of land. It was constructed in 1985 and contains approximately 102,000 square feet of leasable space. The facility is located at 750 Warrenville Road in the Corporetum Office Park in Lisle, Illinois, 25 miles west of downtown Chicago. At December 31, 1997 the property was 37% leased.

2.  APARTMENT COMPLEX IN ATLANTA, GEORGIA

Brookwood Valley Apartments is a garden apartment complex located approximately 3 miles north of downtown Atlanta. It consists of eight three-story buildings containing a total of 240 units. Construction of the 7.1 acre site was completed in 1987. At December 31, 1997 the property was 99% leased.

3.  WAREHOUSE FACILITY IN POMONA, CALIFORNIA

The Partnership owns six industrial buildings on approximately 28 acres in Pomona, California. The site is approximately 30 miles east of downtown Los Angeles. The buildings were constructed between 1982 and 1984 and contain approximately 531,000 square feet of leasable space. The property was 100% leased at December 31, 1997. The land, previously a ground lease, was purchased in 1997.

4.  SHOPPING CENTER IN ROSWELL, GEORGIA

King's Market shopping center was constructed in 1988. It is located approximately 22 miles north of downtown Atlanta on a 30 acre site. It contains approximately 300,000 square feet of rentable space. At December 31, 1997 it was 96% leased.

5.  OFFICE FACILITY IN MORRISTOWN, NEW JERSEY

This four-story suburban office building was constructed in 1981 and contains 83,000 rentable square feet. It is located on a 5.1 acre site, approximately 30 miles west of New York City. At December 31, 1997 it was 99% leased.

6.  WAREHOUSE FACILITY IN BOLINGBROOK, ILLINOIS

This single-story warehouse was completed in 1989. It contains 224,640 rentable square feet. It is located approximately 20 miles southwest of downtown Chicago. The entire facility is leased to the Gillette Company under a lease expiring in October, 2000.

7.  APARTMENT COMPLEX IN FARMINGTON HILLS, MICHIGAN

Indian Creek Apartments consists of fifteen two-story buildings containing 156 two-bedroom and 40 one-bedroom units. It was constructed in 1988 and is located approximately 20 miles northwest of Detroit. At December 31, 1997, the property was 93% leased.

8.  APARTMENT COMPLEX IN RALEIGH, NORTH CAROLINA

Dunhill Trace consists of fourteen two and three story apartment buildings. It was constructed and acquired in June, 1995 and located on a 16.2 acre site in Northwest Raleigh, North Carolina. At December 31, 1997 it was 91% leased.

9.  OFFICE FACILITY IN NASHVILLE, TENNESSEE

Westpark is a 97,000 square foot office center located in suburban Nashville, Tennessee. The property was constructed in 1982. At December 31, 1997 the building was 100% leased.

10.  OFFICE FACILITY IN OAKBROOK TERRACE, ILLINOIS

Oakbrook Terrace Corporate Center is a 123,000 square foot building located in a
western suburb of Oakbrook Terrace, Illinois.   At December 31, 1997 the
property is 100% leased.

11.  OFFICE FACILITY IN BEAVERTON, OREGON

This three story office building was completed in 1995. It contains approximately 72,000 square feet of rentable space. The building is located on a 3.89 acre land parcel in Beaverton, Oregon. At December 31, 1997 the building was 100% leased.

12.  WAREHOUSE CENTER IN SALT LAKE CITY, UTAH

                               10 - Real Property

This one story warehouse-distribution facility was completed in 1997. It contains approximately 182,500 square feet of rentable space. The building is located on a 9.605 acre land parcel in Salt Lake City, Utah. At December 31, 1997 the building was vacant.

13.  DISTRIBUTION CENTER IN AURORA, COLORADO

This industrial complex consists of two separate buildings completed in 1997. It contains approximately 278,000 square feet of rentable space. The building is located on an approximate 16 acre land parcel in Aurora, Colorado. At December 31, 1997 the building was vacant.

14.  OFFICE FACILITY IN BRENTWOOD, TENNESSEE

This two story office facility was completed in 1987. It contains approximately 97,000 square feet of rentable space. The building is located on a 6.96 acre land parcel in Brentwood, Tennessee. At December 31, 1997 the building was 100% leased.

                                  RISK FACTORS

There are certain risk factors that you should consider before allocating a portion of your net premiums or purchase payments, or transferring a portion of your Contract Fund, to the Real Property Account. These include valuation risks, see VALUATION OF CONTRACT OWNERS' PARTICIPATING INTERESTS, page 14, certain conflicts of interest, see CONFLICTS OF INTEREST, page 12, as well as the following risks:

LIQUIDITY OF INVESTMENTS

Because the Real Property Account will, through the Partnership, invest primarily in real estate, its assets will not be as liquid as the investments generally made by separate accounts of life insurance companies funding variable life insurance and variable annuity contracts. The Partnership will, however, hold approximately 10% of its assets in cash and liquid securities. The primary purposes for such investments are to meet the expenses involved in the operation of the Partnership and to allow it to have sufficient liquid assets to meet any requests for withdrawals from the Real Property Account. Such withdrawals would be made in order to meet requested or required payments under the Contracts.
The Partnership may also borrow funds to meet liquidity needs. See BORROWING BY THE PARTNERSHIP, page 15.

Prudential has taken steps to ensure that the Partnership will be liquid enough to meet all anticipated withdrawals by the Partners to meet the separate accounts' liquidity requirements. It is possible that the Partnership may need to dispose of a real property or mortgage loan investment promptly in order to meet such withdrawal requests.

GENERAL RISKS OF REAL PROPERTY INVESTMENTS


By participating in the Real Property Account and thereby in the investment performance of the Partnership, you will be subject to many of the risks of real property investments. These include:


1. RISKS OF OWNERSHIP OF REAL PROPERTIES. The Partnership will be subject to the risks inherent in the ownership of real property such as fluctuations in occupancy rates and operating expenses and variations in rental schedules. It may be adversely affected by general and local economic conditions, the supply of and demand for properties of the type in which the Partnership invests, zoning laws, and real property tax rates. Operation of property in which the Partnership invests will primarily involve rental of that property to tenants. The financial failure of a tenant resulting in the termination of their lease might cause a reduction in the cash flow to the Partnership. If a lease is terminated, there is no assurance that the Partnership will be able to find a new tenant for the property on terms as favorable to the Partnership as those from the prior tenant. Investments in hotels are subject to additional risk from the daily turnover and fluctuating occupancy rates of hotel rooms and the absence of long-term tenants.


The Partnership's properties will also be subject to the risk of loss due to certain types of property damage (such as from nuclear power plant accidents and wars) which are either uninsurable or not economically insurable.

                               11 - Real Property

2. RISKS OF MORTGAGE LOAN INVESTMENTS. The Partnership's mortgage loan investments will be subject to the risk of default by the borrowers. In this event the Partnership would have the added responsibility of foreclosing on or pursuing other remedies on the underlying properties to protect the value of its mortgage loans. A borrower's ability to meet its mortgage loan payments will be dependent upon the risks generally inherent to the ownership of real property. Mortgage loans made by the Partnership will generally not be personal obligations of the borrowers. The Partnership will only rely on the value of the underlying property for its security. Mechanics', materialmen's, government, and other liens may have or obtain priority over the Partnership's security interest in the property.


In addition, the Partnership's mortgage loan investments will be subject to prepayment risks. If the terms of the mortgage loans permit, mortgagors may prepay the loans, thus possibly changing the Partnership's return.


Junior mortgage loans (including wraparound mortgage loans) will be subject to greater risk than first mortgage loans, since they will be subordinate to liens of senior mortgagees. In the event a default occurs on a senior mortgage, the Partnership may be required to make payments or take other actions to cure the default (if it has the right to do so) in order to prevent foreclosure on the senior mortgage and possible loss of all or portions of the Partnership's investment. "Due on sale" clauses included in some senior mortgages, accelerating the amount due under the senior mortgage in the case of sale of the property, may be applied to the sale of the property upon foreclosure by the Partnership of its junior mortgage loan.


The risk of lending on real estate increases as the proportion which the amount of the mortgage loan bears to the fair market value of the real estate increases. The Partnership usually does not make mortgage loans of over 80% of the estimated or appraised value of the property that secures the loan. There can be no assurance, that in the event of a default, the Partnership will realize an amount equal to the estimated or appraised value of the property on which a mortgage loan was made.


Mortgage loans made by the Partnership may be subject to state usury laws. These laws impose limits on interest charges and possible penalties for violation of those limits, including restitution of excess interest, unenforceability of debt, and treble damages. The Partnership does not intend to make mortgage loans at usurious rates of interest. Uncertainties in determining the legality of interest rates and other borrowing charges under some statutes could result in inadvertent violations, in which case the Partnership could incur the penalties mentioned above.


3. RISKS WITH PARTICIPATIONS. The Partnership may seek to invest in mortgage loans and leasebacks with participations, which will provide the Partnership with both fixed interest and additional interest based upon gross revenues, sale proceeds, and/or other variable amounts. If the interest income received by the Partnership is based, in part, on a percentage of the gross revenues or sale proceeds of the underlying property, the Partnership's income will depend on the success in the leasing of the underlying property, the management and operation of such property by the borrower or lessee and upon the market value of the property upon ultimate disposition. If the Partnership negotiates a mortgage loan with a lower fixed interest rate and an additional percentage of the gross revenues or eventual sale proceeds of the underlying property, and the underlying property fails to generate increased revenues or to appreciate, the Partnership will have foregone a potentially greater fixed return without receiving the benefit of appreciation. State laws may limit participations. In the event of the borrower's bankruptcy, it is possible that as a result of the Partnership's interest in the gross revenues or sale proceeds, a court could treat the Partnership as a partner or joint venturer with the borrower, and the Partnership could lose the priority its security interest would have been given, or be liable for the borrower's debts. The Partnership will structure its participations to avoid being characterized as a partner or joint venturer with the borrower.


4. RISKS WITH SALE-LEASEBACK TRANSACTIONS. Leaseback transactions typically involve the acquisition of land and improvements thereon and the leaseback of such land and improvements to the seller or another party. The value of the land and improvements will depend, in large part, on the performance and financial stability of the lessee and its tenants, if any. The tenants' leases may have shorter terms than the leaseback. Therefore, the lessee's future ability to meet payment obligations to the Partnership will depend on its ability to obtain renewals of such leases or new leases upon satisfactory terms and the ability of the tenants to meet their rental payments to the lessee.


PREI investigates the stability and creditworthiness of lessees in all commercial properties it may acquire, including leaseback transactions. However, a lessee in a leaseback transaction may have few, if any, assets. The Partnership will therefore rely for its security on the value of the land and improvements. When the Partnership's leaseback

                               12 - Real Property
interest is subordinate to other interests in the land or improvements, such as a first mortgage or other lien, the Partnership's leaseback will be subject to greater risk. A default by a lessee or other premature termination of the leaseback may result in the Partnership being unable to recover its investment unless the property is sold or leased on favorable terms. The ability of the lessee to meet its obligations under the leaseback, and the value of a property, may be affected by a number of factors inherent in the ownership of real property which are described above. Furthermore, the long-term nature of a leaseback may, in the future, result in the Partnership receiving lower average annual rentals. However, this risk may be lessened if the Partnership obtains participations in connection with its leasebacks.

              RELIANCE ON THE PARTNERS AND THE INVESTMENT MANAGER


You do not have a vote in determining the policies of the Partnership or the Real Property Account. You also have no right or power to take part in the management of the Partnership or the Real Property Account. The investment manager alone, subject to the supervision of the Partners, will make all decisions with respect to the management of the Partnership, including the determination as to what properties to acquire, subject to the investment policies and restrictions. Although the Partners have the right to replace Prudential as the investment manager, it should be noted that Pruco Life is a direct wholly-owned subsidiary of Prudential, and Pruco Life of New Jersey is an indirect wholly-owned subsidiary of Prudential.


The Partnership will compete in the acquisition of its investments with many other individuals and entities engaged in real estate activities, including the investment manager and its affiliates. See CONFLICTS OF INTEREST, page 12.
There may be intense competition in obtaining properties or mortgages in which the Partnership intends to invest. Competition may result in increased costs of suitable investments.


Since the Partnership will continuously look for new investments, you will not be able to evaluate the economic merit of many of the investments which may be acquired by the Partnership. You must depend upon the ability of the investment manager to select investments.

                            INVESTMENT RESTRICTIONS


The Partnership has adopted certain restrictions relating to its investment activities. These restrictions may be changed, if the law permits, by the Partners. Pursuant to these restrictions, the Partnership will not:

1. Make any investments not related to real estate, other than short-term or intermediate-term debt instruments.

2. Engage in underwriting of securities issued by others.

3. Invest in securities issued by any investment company.

4. Sell securities short.

5. Purchase or sell oil, gas, or other mineral exploration or development programs.

6. Make loans to the Partners, any of their affiliates, or any investment program sponsored by such parties.

7. Enter into leaseback transactions in which the lessee is Prudential, Pruco Life, Pruco Life of New Jersey, their affiliates, or any investment program sponsored by such parties.

8. Borrow more than 50% of the value of the assets of the Partnership (based upon periodic valuations and appraisals). See VALUATION OF CONTRACT OWNERS' PARTICIPATING INTERESTS, page 14.

                             CONFLICTS OF INTEREST

                               13 - Real Property

Prudential, as the investment manager, will be subject to various conflicts of interest in managing the Partnership. Prudential invests in real estate equities and mortgages for its own general account and for third parties, including through separate accounts, established for the benefit of qualified pension and profit-sharing plans. Prudential also manages, or advises in the management of, real estate equities and mortgages owned by other persons. In addition, affiliates of Prudential are general partners in publicly offered limited partnerships that invest in real estate equities and mortgage loans. Prudential and its affiliates may engage in business activities which will be competitive with the Partnership. Moreover, the Partnership may purchase properties from Prudential or its affiliates.

The conflicts involved in managing the Partnership include:

1. LACK OF INDEPENDENT NEGOTIATIONS BETWEEN THE PARTNERSHIP AND PRUDENTIAL. All agreements and arrangements relating to compensation between the Partnership and Prudential or any affiliate of Prudential will not be the result of arm's-length negotiations.


2. COMPETITION BY THE PARTNERSHIP WITH PRUDENTIAL'S AFFILIATES FOR ACQUISITION AND DISPOSITION OF INVESTMENTS. Prudential and its affiliates are involved in numerous real estate investment activities for Prudential's general account, its separate accounts, and other entities. They may involve investment policies comparable to the Partnership's and may compete with the Partnership for the acquisition and disposition of investments. Moreover, additional accounts or affiliated entities may be formed in the future with investment objectives similar to those of the Partnership. In short, existing or future real estate investment accounts or entities managed or advised by Prudential or its affiliates may have the same management as the Partnership and may be in competition with the Partnership regarding real property investments, mortgage loan investments, leasebacks, and the management and sale of such investments. Prudential and its affiliates are not obligated to present to the Partnership any particular investment opportunity, regardless of whether the opportunity would be suitable for investment by the Partnership.


Prudential and its affiliates have, however, adopted procedures to distinguish between equity investments available for the Partnership as opposed to the other programs and entities described above. If investment accounts or entities managed by Prudential or its affiliates have investment objectives and policies similar to the Partnership and are in the market to acquire properties or make investments at the same time as the Partnership, the following procedures will be followed to resolve any conflict of interest. The Investment Allocation Procedure ("IAP") has been established to provide a reasonable and fair procedure for allocating real estate investments among the several accounts managed by Prudential Real Estate Investors ("PREI"). The IAP is administered by an Allocation Committee composed of the Managing Directors, Portfolio Management. Allocation decisions are made by vote of the Allocation Committee, and are approved by the Chief Executive Officer of PREI ("CEO"). Sufficient information on each investment opportunity is distributed to all portfolio managers, who each indicate to the Allocation Committee their account's interest in the opportunity. Based on such expressions of interest, the Allocation Committee allocates the investment opportunity to an account (and may also determine a back-up account or accounts to receive the allocation in the event the account, which is first allocated the opportunity, fails to pursue the investment for any reason) after giving appropriate consideration to the following factors and with the goal of providing each account a fair allotment of investment opportunities: (1) the investment opportunity's conformity with an account's investment criteria and objectives (including property type, size and location, diversification, anticipated returns, investment structure, etc.); (2) the amount of funds available for investment (in total and by property type) by an account; (3) the length of time such funds (in total and by property type) have been available for investment; (4) any limitations or restrictions upon the availability of funds for investment; (5) the absolute and relative (to amount of funds available) amount of funds invested and committed for the account; (6) whether funds available for investment are discretionary or non-discretionary, particularly in relation to the timing of the investment opportunity; (7) an account's prior dealings or investments with the seller, developer, lender or other counterparty; and (8) other factors which the Allocation Committee feel should be considered in fairness to all accounts participating in the IAP.


If an account which has been allocated an investment opportunity does not proceed with the acquisition, and either ( i ) no back-up account has been determined by the Allocation Committee, or (ii) all accounts which were deemed back-up accounts do not proceed with the acquisition, the opportunity may be reallocated to another account by the Allocation Committee. If an investment opportunity is appropriate for more than one account, the Allocation Committee may (subject to the CEO's approval) permit the sharing of the investment among accounts which permit such sharing. Such division of the investment opportunity may be accomplished by separating properties (in a multi-property investment), by co-investment, or otherwise.

                               14 - Real Property

3. COMPETITION WITH THE PARTNERSHIP FROM AFFILIATES FOR THE TIME AND SERVICES OF COMMON OFFICERS, DIRECTORS, AND MANAGEMENT PERSONNEL. As noted above, Prudential and its affiliates are involved in numerous real estate investment activities. Accordingly, many of the personnel of Prudential and its affiliates who will be involved in performing services for the Partnership have competing demands on their time. Conflicts of interest may arise with respect to allocating time among such entities and the Partnership. The directors and officers of Prudential and affiliates will determine how much time will be devoted to the Partnership affairs. Prudential believes it has sufficient personnel to meet its responsibilities to all entities to which it is affiliated.


4. COMPETITIVE PROPERTIES. Some properties of affiliates may be competitive with Partnership properties. Among other things, the properties could be in competition with the Partnership's properties for prospective tenants.


5. LESSEE POSITION. It is possible that Prudential or its affiliates may be a lessee in one or more of the properties owned by the Partnership. The terms of such a lease will be competitive with leases with non-affiliated third parties. The Partnership limits the amount of space that an affiliate of Prudential may rent in a property owned by the Partnership.


6. USE OF AFFILIATES TO PERFORM ADDITIONAL SERVICES FOR THE PARTNERSHIP. The Partnership may engage Prudential affiliates to provide additional services to the Partnership, such as real estate brokerage, mortgage servicing, property management, leasing, property development, and other real estate-related services. The Partnership may utilize the services of such affiliates and pay their fees, as long as the fees paid to an affiliate do not exceed the amount that would be paid to an independent party for similar services rendered in the same geographic area.


7. JOINT VENTURES WITH AFFILIATES. The Partnership may enter into investments through joint ventures with Prudential, its affiliates, or investment programs they sponsor. The Partnership may enter into such a joint venture investment with an affiliate only if the following conditions are met: (1) the affiliate must have investment objectives substantially identical to those of the Partnership; (2) there must be no duplicative property management fee, mortgage servicing fee or other fees; (3) the compensation payable to the sponsor of the affiliate must be no greater than that payable to the Partnership's investment manager; (4) the Partnership must have a right of first refusal to buy if such affiliate wishes to sell the property held in the joint venture; and (5) the investment of the Partnership and the affiliate in the joint venture must be made on the same terms and conditions (although not the same percentage). In connection with such an investment, both affiliated parties would be required to approve any decision concerning the investment. Thus, an impasse may result in the event the affiliated joint venture partners disagree. However, in the event of a disagreement regarding a proposed sale or other disposition of the investment, the party not desiring to sell would have a right of first refusal to purchase the affiliated joint venture partner's interest in the investment. If this happens, it is possible that in the future the joint venture partners would no longer be affiliated. In the event of a proposed sale initiated by the joint venture partner, the Partnership would also have a right of first refusal to purchase the joint venture partner's interest in the investment. The exercise of a right of first refusal would be subject to the Partnership's having the financial resources to effectuate such a purchase.


If the Partnership invests in joint venture partnerships which own properties, instead of investing directly in the properties themselves, they may be subject to risks not otherwise present. These risks include risks associated with the possible bankruptcy of the Partnership's co-venturer or such co-venturer at any time having economic or business interests or goals which are inconsistent with those of the Partnership.


8. PURCHASE OF REAL PROPERTY FROM PRUDENTIAL OR AFFILIATES. The Partnership may acquire properties owned by Prudential or its affiliates, subject to compliance with special conditions designed to minimize the conflicts of interests. The Partnership may purchase property satisfying the Partnership's investment objectives and policies from an affiliate only if: (1) the applicable insurance regulators approve the Partnership's acquisition of real property from Prudential or affiliates to the extent such approval is required under applicable insurance regulations; (2) the Partnership acquires the property at a price not greater than the appraised value, with the appraisal being conducted by a qualified, unaffiliated appraiser; (3) a qualified and independent real estate adviser (other than the appraiser) reviews the proposed acquisition and provides a letter of opinion that the transaction is fair to the Partnership; and (4) the affiliate has owned the property at least two years, the cost paid by the affiliate is established, and any increase in the proposed purchase price over the cost to the affiliate is, in the opinion of the independent real estate adviser, explicable by material factors (including the passage of time) that have increased the value of the property.

                               15 - Real Property

        THE REAL PROPERTY ACCOUNT'S UNAVAILABILITY TO CERTAIN CONTRACTS


Prudential has determined that it is in the best interest of Contract owners participating in the Real Property Account to provide the Real Property Account with the flexibility to engage in transactions that may be prohibited if the Real Property Account accepts funds under Contracts subject to ERISA or the prohibited transaction excise tax provisions of the Internal Revenue Code. Accordingly, owners of Prudential Contracts that are purchased in connection with (1) IRAs; (2) tax deferred annuities subject to Section 403(b) of the Code;
(3) other employee benefit plans which are subject to ERISA; or (4) prohibited transaction excise tax provisions of the Code, may not select the Real Property Account as one of the investment options under their Contract. By not offering the Real Property Account as an investment option under such contracts, Prudential is able to comply with state insurance law requirements that policy loans be made available to Contract owners.

             VALUATION OF CONTRACT OWNERS' PARTICIPATING INTERESTS


A Contract owner's interest in the Real Property Account will initially be the amount they allocated to the Real Property Account. Thereafter, that value will change daily. The value of a Contract owner's interest in the Real Property Account at the close of any day is equal to its amount at the close of the preceding day, multiplied by the "net investment factor" for that day arising from the Real Property Account's participation in the Partnership, plus any additional amounts allocated to the Real Property Account by the Contract owner, and reduced by any withdrawals by the Contract owner from the Real Property Account and by the applicable Contract charges recorded in that Contract's subaccount. Some of the charges will be made: (1) daily; (2) on the Contract's monthly anniversary date; (3) at the end of each Contract year; and (4) upon withdrawal or annuitization. Periodically Prudential will withdraw from the Real Property Account an amount equal to the aggregate charges recorded in the subaccounts.


The "net investment factor" is calculated on each business day by dividing the value of the net assets of the Partnership at the end of that day (ignoring, for this purpose, changes resulting from new contributions to or withdrawals from the Partnership) by the value of the net assets of the Partnership at the end of the preceding business day. The value of the net assets of the Partnership at the end of any business day is equal to the sum of all cash held by the Partnership plus the aggregate value of the Partnership's short-term and intermediate-term debt instruments, the individual real properties and the other real estate-related investments owned by the Partnership, determined in the manner described below, and an estimate of the accrued net operating income earned by the Partnership from properties and other real estate-related investments, reduced by the liabilities of the Partnership, including the daily investment management fee and certain other expenses attributable to the operation of the Partnership. See CHARGES, page 15.


The Partnership's short-term debt investments (obligations of one year's maturity or less) will be the same type that may be held by the Series Fund's Money Market Portfolio and will be valued on an amortized cost basis. This means that each obligation will be valued initially at its purchase price and thereafter by amortizing any discount or premium uniformly to maturity. This valuation method usually results in a value that is extremely close to market value. In the event of a sizable change in interest rates, the value determined by this method may be more or less than market value. If this should occur, the Partners will consider whether an appropriate adjustment should be made in the valuation of these obligations. The Partnership's intermediate-term bonds will be the same type that may be held by the Series Fund's Diversified Bond Portfolio and will be valued utilizing an independent pricing service. The pricing service considers such factors as security prices, yields, maturities, call features, ratings, and developments relating to specific securities in arriving at securities valuations.


The value of the individual real properties and other real estate-related investments, including mortgages, acquired by the Partnership will be determined as follows. Each property or other real estate-related investment acquired by the Partnership will initially be valued at its purchase price. In acquiring a property or other real estate-related investment, Prudential will not obtain an independent appraisal but will instead rely on its own analysis of the investment's fair market value. Thereafter, all properties and most real estate-related investments will ordinarily be appraised by an independent appraiser at least annually. At least every three months, Prudential will review each

                               16 - Real Property
property or other real estate-related investments and adjust its valuation if it concludes there has been a change in the value of the property or other real estate-related investment since the last valuation. The revised value will remain in effect and will be used in each day's calculation of the value of the Partnership's assets until the next review or appraisal. It should be noted that appraisals are only estimates and do not necessarily reflect the realizable value of an investment.


The estimated amount of the net operating income of the Partnership from properties and other real estate-related investments will be based on estimates of revenues and expenses for each property and other real estate-related investments. Annually, Prudential will prepare a month-by-month estimate of the revenues and expenses ("estimated net operating income") for each property and other real estate-related investments owned by the Partnership. Each day Prudential will add to the value of the assets, as determined above, a proportionate part of the estimated net operating income for the month. In effect, Prudential will establish a daily accrued receivable of the estimated net operating income from each property and other real estate-related investments owned by the Partnership (the "daily accrued receivable"). On a monthly basis, the Partnership will receive a report of actual operating results for each property and other real estate-related investments ("actual net operating income"). Such actual net operating income will be recognized on the books of the Partnership and the amount of the then-outstanding daily accrued receivable will be correspondingly adjusted. In addition, as cash from a property or other real estate-related investment is actually received by the Partnership, receivables and other accounts will be appropriately adjusted. Periodically, but at least every three months, Prudential will review its prospective estimates of net operating income in light of actual experience and make an adjustment to such estimates if circumstances indicate that such an adjustment is warranted. Prudential follows this practice of accruing estimated net operating income from properties and other real estate-related investments because net operating income from such investments is generally received on an intermittent rather than daily basis, and the Partners believe it is more equitable to participating Contract owners if such net operating income is estimated and a proportionate amount is recognized daily. Because the daily accrual of estimated net operating income is based on estimates that may not turn out to reflect actual revenue and expenses, Contract owners will bear the risk that this practice will result in the undervaluing or overvaluing of the Partnership's assets.


Prudential may adjust the value of any asset held by the Partnership based on events that have increased or decreased the realizable value of a property or other real estate-related investment. For example, adjustments may be made for events indicating an impairment of a borrower's or a lessee's ability to pay any amounts due or events which affect the property values of the surrounding area. There can be no assurance that the factors for which an adjustment may be made will immediately come to the attention of Prudential. Additionally, because the evaluation of such factors may be subjective, there can be no assurance that such adjustments will be timely made in all cases where the value of the Partnership's investments may be affected. All adjustments made to the valuation of the Partnership's investments, including adjustments to estimated net operating income, the daily accrued receivable, and adjustments to the valuation of properties and other real estate-related investments, will be on a prospective basis only.


The above method of valuation of the Partnership's assets may be changed, without the consent of Contract owners, should the Partners determine that another method would more accurately reflect the value of the Partnership's investments. Changes in the method of valuation could result in a change in the Contract Fund values which may have either an adverse or beneficial effect on Contract owners. Information concerning any material change in the valuation method will be given to all Contract owners in the annual report of the operations of the Real Property Account.

Although the above-described valuation methods have been adopted because the Partners believe they will provide a reasonable way to determine the fair market value of the Partnership's investments, there may well be variations between the amount realizable upon disposition and the Partnership's valuation of such assets. Contract owners may be either favorably or adversely affected if the valuation method results in either overvaluing or undervaluing the Partnership's investments. If a Contract owner invests in the Real Property Account at a time in which the Partnership's investments are overvalued, the Contract owner will be credited with less of an interest than if the value had been correctly stated. A Contract owner withdrawing from the Real Property Account during such time will receive more than he or she would if the value had been correctly stated, to the detriment of other Contract owners. The converse situation will exist if the Partnership's assets are undervalued.

                               17 - Real Property

                          BORROWING BY THE PARTNERSHIP


The Partnership may borrow for Partnership purposes, including to meet its liquidity requirements, subject to a maximum debt to value ratio of 50% based on the aggregate value of all Partnership assets. The Partnership will bear the cost of all such borrowings. The Real Property Account, and Contract owners participating in it, will bear a portion of any borrowing costs equal to their percentage interest in the Partnership. Moreover, although the Partnership will generally make unleveraged investments, it reserves the right to borrow up to 75% of the value of a property (with the value of a property determined as explained under VALUATION OF CONTRACT OWNERS' PARTICIPATING INTERESTS, page 14). Increasing the Partnership's assets through leveraged investments would increase the compensation paid to Prudential since its investment management fee is a percentage of the Partnership's gross assets. Any borrowing by the Partnership would increase the Partnership's risk of loss. It could also inhibit the Partnership from achieving its investment objectives because the Partnership's payments on any loans would have to be made regardless of the profitability of its investments.

                                    CHARGES


Pursuant to an investment management agreement, Prudential charges the Partnership a daily investment management fee which is equal to an effective annual rate of 1.25% of the average daily gross assets of the Partnership. Certain other expenses and charges attributable to the operation of the Partnership are also charged against the Partnership. In acquiring an investment, the Partnership may incur various types of expenses paid to third parties, including but not limited to, brokerage fees, attorneys' fees, architects' fees, engineers' fees, and accounting fees. After acquisition of an investment, the Partnership will incur recurring expenses for the preparation of annual reports, periodic appraisal costs, mortgage servicing fees, annual audit charges, accounting and legal fees, and various administrative expenses. These expenses will be charged against the Partnership's assets. Some of these operating expenses represent reimbursement of Prudential for the cost of providing certain services necessary to the operation of the Partnership, such as daily accounting services, preparation of annual reports, and various administrative services. Prudential charges the Partnership mortgage loan servicing fees pursuant to the standards outlined in item 6 under CONFLICTS OF INTEREST, page 12. In addition to the various expenses charged against the Partnership's assets, other expenses such as insurance costs, taxes, and property management fees will ordinarily be deducted from rental income, thereby reducing the gross income of the Partnership.


As explained earlier, charges to the Contracts will be recorded in the corresponding subaccounts of the Real Property Account. From time to time, Prudential will withdraw from the Real Property Account an amount equal to the aggregate amount of these charges. Aside from the charges to the Contracts, Prudential does not charge the Real Property Account for the expenses involved in the Real Property Account's operation. The Real Property Account will, however, bear its proportionate share of the charges made to the Partnership as described above.


The Partnership is not a taxable entity under the provisions of the Internal Revenue Code. The income, gains, and losses of the Partnership are attributed, for federal income tax purposes, to the Partners in the Partnership. The earnings of the Real Property Account are, in turn, taxed as part of the operations of Prudential. Prudential is currently not charging the Real
Property Account for company federal income taxes.   Prudential may make such a
charge in the future.

Under current laws Prudential may incur state and local taxes (in addition to premium taxes) in several states. At present, Prudential does not charge these taxes against the Contracts or the Real Property Account, but Prudential may decide to charge the Real Property Account for such taxes in the future.

                          RESTRICTIONS ON WITHDRAWALS


Before allocating any portion of your net premium or purchase payments, or transferring any portion of your Contract Fund, to the Real Property Account, you should be aware that withdrawals from the Real Property Account may have greater restrictions than the other variable investment options available under the Contracts. Prudential reserves the right to restrict transfers into or out of the Real Property Account. Apart from the limitations on transfers out of the Real Property Account described below, Prudential will only restrict transfers out of the Real Property Account if there

                               18 - Real Property
is insufficient cash available to meet Contract owners' requests and prompt disposition of the Partnership's investments to meet such requests could not be made on commercially reasonable terms.

Prudential will pay any death benefit, cash surrender value, withdrawal or loan proceeds within seven days after receipt at a Prudential Home Office of all the documents required for such a payment. Other than the death benefit, which is determined as of the date of death for life insurance products, the amount will be determined as of the date of receipt of the request.


The funds necessary to pay any death benefit, cash surrender value, withdrawal or loan proceeds funded by the Real Property Account will normally be obtained, first, from any cash flows into the Real Property Account on the day the funds are required. If, on the day the funds are required, cash flows into the Real Property Account are less than the amount of funds required, Prudential will seek to obtain such funds by withdrawing a portion of its interest in the Partnership. The Partnership will normally obtain funds to meet such a withdrawal request from its net operating income and from the short-term and intermediate-term debt obligations it holds. If the Partners determine that these sources are insufficient to meet anticipated withdrawals from the Partnership, the Partnership may use a line of credit or otherwise borrow up to 50% of the value of the Partnership's assets. See BORROWING BY THE PARTNERSHIP, page 15. If the Partners determine that such a borrowing by the Partnership would not serve the best interests of Contract owners, Prudential may, in the event of a Contract loan or withdrawal, rather than take the amount of any loan or withdrawal request proportionately from all investment options under the Contract (including the Real Property Account), take any such loan or withdrawal first from the other investment options under the Contract.


Transfers from the Real Property Account to the other investment options available under the Contract are currently permitted only during the 30-day period beginning on the Contract anniversary. The maximum amount that may be transferred out of the Real Property Account each year is the greater of: (a) 50% of the amount invested in the Real Property Account or (b) $10,000. Such transfer requests received prior to the Contract anniversary will be effected on the Contract anniversary. Transfer requests received within the 30-day period beginning on the Contract anniversary will be effected as of the end of the valuation period in which a proper written request or authorized telephone request is received. The "valuation period" means the period of time from one determination of the value of the amount invested in the Real Property Account to the next. Such determinations are made when the value of the assets and liabilities of the Partnership is calculated, which is generally at 4:15 p.m. Eastern time on each day during which the New York Stock Exchange is open. Transfers into or out of the Real Property Account are also subject to the general limits under the Contracts.

    RESTRICTIONS ON CONTRACT OWNERS' INVESTMENT IN THE REAL PROPERTY ACCOUNT


As explained earlier, identification and acquisition of real estate investments meeting the Partnership's investment objectives is a time-consuming process. Because the Real Property Account and the Partnership are managed so they will not become investment companies subject to the Investment Company Act of 1940, the portion of the Partnership's assets that may be invested in securities, as opposed to non-securities real estate investments, is strictly limited. For these reasons, Prudential reserves the right to restrict or limit Contract owners' allocation of funds to the Real Property Account. Any such restrictions are likely to take the form of restricting the timing, amount and/or frequency of transfers into the Real Property Account and/or precluding Contract owners who have not previously selected the Real Property Account from allocating a portion of their net premiums or purchase payments to the Real Property
Account.

                       FEDERAL INCOME TAX CONSIDERATIONS


The federal income tax treatment of Contract benefits is described briefly in the attached prospectus for the particular Contract you selected. Prudential believes that the same principles will apply with respect to Contracts funded in whole or part by the Real Property Account. The Partnership's conformity with the diversification standards for the investments of variable life insurance and variable annuity separate accounts is essential to ensure that treatment. See General Investment and Operating Policies, page 7. Prudential urges you to consult a qualified tax adviser.

                               19 - Real Property

Under the Internal Revenue Code, the Partnership is not a taxable entity and any income, gains or losses of the Partnership are passed through to the Partners, including Prudential, with respect to the Real Property Account. The Real Property Account is not a separate taxpayer for purposes of the Internal Revenue Code. The earnings of the Real Property Account are taxed as part of the operations of Prudential. No charge is currently being made to the Real Property Account for company federal income taxes. We may make such a charge in the future, see CHARGES, page 15.


                         DISTRIBUTION OF THE CONTRACTS



As explained in the attached prospectus for the Contracts, Pruco Securities Corporation, an indirect, wholly-owned subsidiary of Prudential, acts as the principal underwriter of the Contracts. Consult that prospectus for information about commission scales and other facts relating to sale of the Contracts.

                                STATE REGULATION


Prudential is subject to regulation and supervision by the Department of Insurance of the State of New Jersey, which periodically examines its operations and financial condition. It is also subject to the insurance laws and regulations of all jurisdictions in which it is authorized to do business.

Prudential is required to submit annual statements of its operations, including financial statements, to the insurance departments of the various jurisdictions in which it does business to determine solvency and compliance with local insurance laws and regulations.

In addition to the annual statements referred to above, Prudential is required to file with New Jersey and other jurisdictions a separate statement with respect to the operations of all its variable contract accounts, in a form promulgated by the National Association of Insurance Commissioners.

                             ADDITIONAL INFORMATION

Prudential has filed a registration statement with the SEC under the Securities Act of 1933, relating to the offering described in this prospectus. This prospectus does not include all of the information set forth in the registration statement. Certain portions have been omitted pursuant to the rules and regulations of the SEC. The omitted information may, however, be obtained from the SEC's principal office in Washington, D.C., upon payment of a prescribed fee.

Further information may also be obtained from Prudential. The address and telephone number are on the cover of this prospectus.

                                    EXPERTS

The financial statements of the Real Property Account and the Partnership included in this prospectus, the per share information included on page 1 of this prospectus, and the related financial statement schedules included elsewhere in the registration statement have been audited by PricewaterhouseCoopers LLP, independent accountants. Prudential is relying on PricewaterhouseCoopers' reports, which are given on their authority as accounting and auditing experts. PricewaterhouseCoopers LLP's principal business address is 1177 Avenue of the Americas, New York, New York 10036.


                                   LITIGATION

No litigation is pending, and no litigation is known to be contemplated by governmental authorities, that would have an adverse material effect upon the Real Property Account or the Partnership. Information about several actions brought against Prudential is included in the attached prospectus for the variable contract.

                               20 - Real Property

                              YEAR 2000 COMPLIANCE


Many computer systems are programmed to recognize only the last two digits in a date. As a result, any computer system that has date-sensitive programming may recognize a date using "00" as the year 1900 rather than the year 2000. This problem can affect non-information technology systems that include embedded technology, such as microprocessors included in "infrastructure" equipment used for telecommunications and other services as well as computer systems. If this anomaly is not corrected, the year "00" could cause systems to perform date comparisons and calculations incorrectly which could in turn affect the accuracy and compromise the integrity of business records. Business operations could be interrupted when companies are unable to process transactions, send invoices, or engage in similar normal business activities.

Prudential established a Company-wide Program Office (CPO) to develop and coordinate an operating framework for the Year 2000 compliance activities. Prudential's CPO structured the Year 2000 program into three major components:
Business Applications, Infrastructure and Business Partners. The CPO also established quality assurance procedures including a certification process to monitor and evaluate enterprise-wide progress of each component of Prudential's program for conversion and upgrading of systems for Year 2000 compliance.

BUSINESS APPLICATIONS

The scope of the Business Applications component includes a wide range of computer systems that directly support Prudential's business operations and accounting systems. The entire application portfolio was analyzed in 1996 to determine appropriate Year 2000 readiness strategies (i.e., renovate, replace or retire). Rigorous testing standards have been employed for all applications that will not be retired, including those that are newly developed or purchased. Application replacement and renovation projects follow a similar path toward Year 2000 compliance. The key project phases include Year 2000 analysis and design, programming activities, testing, and implementation. Replacement projects are also tracked until the existing applications are removed from production. Business application projects are grouped by applications undergoing renovations, replacements or retirements. At September 30, 1998, the percentage of business applications (based on application count) in the implementation phase for Year 2000 compliance for renovation, replacement and retirement are 91%, 62% and 87%,respectively. The interim target date for completing renovations and retirements is December 1998, with an overall completion date for Business Applications of June 1999.

Infrastructure

The scope of Prudential's Year 2000 Infrastructure initiatives include mainframe computer system hardware and operating system software, mid-range systems and servers, telecommunications equipment, buildings and facilities systems, personal computers, and vendor hardware and software.

Although there are minor differences among these various components, the approach to Year 2000 readiness for Infrastructure generally involves phases identified as inventory, assessment, remediation activities (e.g., upgrading
hardware or software), testing and implementation.   The interim target date for
completion of infrastructure initiatives is December 1998 with an overall completion date for Infrastructure of June 1999.

BUSINESS PARTNERS

Prudential's approach to business partner readiness includes classification of each partner's status as "critical" or "less critical" and the development of contingency plans to address the potential that a business partner could experience a Year 2000 failure. Project phases include inventory, risk assessment, and contingency planning activities. The interim target date for highly critical business partner readiness is December 1998 with an overall completion date for business partner readiness of June 1999.

THE COST OF YEAR 2000 READINESS


                               21 - Real Property

Prudential is funding the Year 2000 program from operating cash flows. The expenses of Prudential's Year 2000 compliance are allocated across its various businesses, including those businesses not engaged in providing services to Contract owners. The Year 2000 costs incurred to date are not material to Prudential's operations and financial condition and are not expected to have a material impact on its ability to meet its contractual commitments.

YEAR 2000 RISKS AND CONTINGENCY PLANNING

The major portion of the Prudential's transactions are of such volume that they can only be effectively processed through the use of automated systems. Therefore, substantially all of Prudential's contingency plans include the ultimate resolution of any causative technology failures that may be encountered.

Prudential believes that the Business Application, Infrastructure and Business Partners components of the Year 2000 project are substantially on schedule. While management expects that a small number of the projects slated for completion as of the end of 1998 will not meet this target date, it is anticipated that these projects will be completed mid-1999 so that these delays, if experienced, would not have a significant impact on the timing of the project as a whole. During the course of the Year 2000 program, some discretionary technology projects have been delayed in favor of the completion of Year 2000 projects. However, this impact has been minimized by Prudential's strategic decision to outsource most of the Year 2000 renovation work.

While Prudential and its subsidiaries believe that they are well positioned to mitigate its Year 2000 issue, this issue, by its nature contains inherent uncertainties, including the uncertainty of Year 2000 readiness of third parties. Consequently, the Company is unable to determine at this time whether the consequences of Year 2000 failures will have a material adverse effect on
the Company's results of operations, liquidity or financial condition.   In the
worst case, it is possible that any technology failure, including an internal or external Year 2000 failure, could have a material impact on the Company's results of operations, liquidity, or financial position.

Prudential is enhancing existing business contingency plans to mitigate Year 2000 risk. Current contingency plans include planned responses to the failure of specific business applications or infrastructure components. These responses are being reviewed and expected to be finalized by June 1999 to ensure that they are workable under the special conditions of a Year 2000 failure. The plans are also being updated to reduce the level of uncertainty about the Year 2000 problem including readiness of Prudential's Business Partners.

The discussion of the Year 2000 Issue herein, and in particular Prudential's plans to remediate this issue and the estimated costs thereof, are forward-looking in nature.


                            REPORTS TO CONTRACT OWNERS


If you allocate a portion of your Contract Fund to the Real Property Account, Prudential will mail you an annual report containing audited financial statements for the Partnership and an annual statement showing the status of your Contract Fund and any other information that may be required by applicable regulation or law.


                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIALCONDITION AND RESULTS OF OPERATIONS


The following discussion covers the operations of The Prudential Variable Contract Real Property Partnership and should be considered in conjunction with the PER SHARE TABLE appearing on page 1 - REAL PROPERTY and the financial statements and notes thereto, commencing on page B1 - REAL PROPERTY.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 1997, the Partnership's liquid assets consisting of cash, cash equivalents and marketable securities (excluding the Partnership's shares in Meridian Industrial Trust (REIT) were $26,851,981. This is a

                               22 - Real Property
decrease of $18,312,867 from $45,164,848 at December 31, 1996. The decrease is due primarily to the acquisition of five real estate investments in 1997 totaling $37,417,479. This decrease was partially offset by: (1) the sale of the Partnership's interest in a portfolio of industrial properties located in Jacksonville, FL for net proceeds of $6,272,330, (2) operations of the Partnership's properties, and (3) interest income received from the Partnership's short term investments. Sources of liquidity include net cash flow from property operations, interest from short term investments, and dividends on REIT shares.

Prudential has committed to fund up to $100 million to enable the Partnership to acquire real estate investments. Contributions to the Partnership under this commitment are utilized for property acquisitions, AND RETURNED TO Prudential on an ongoing basis from Contract owners' net contributions. The amount of the commitment is reduced by $10 million for every $100 million in current value net assets of the Partnership. The amount available for future investment is approximately $47 million as of December 31, 1997.

The Partnership will generally invest 10-15% of its assets in cash and short-term obligations to maintain liquidity; however, its investment policy allows up to 30% investment in cash and short term obligations. At December 31, 1997, 12.06% of the Partnership's assets consisted of cash, cash equivalents and marketable securities (excluding REIT shares).

The Partners made no withdrawals in 1997. Withdrawals may be made during 1998 based upon the percentage of assets invested in short term obligations. The withdrawals should also take into consideration anticipated cash needs of the Partnership including potential property acquisitions, property dispositions and capital expenditures. Management anticipates that current liquid assets and ongoing cash flows from operations will satisfy the Partnership's needs over the next twelve months and the foreseeable future.

In 1997, the Partnership made acquisitions aggregating $37,417,479 consisting of the following: an industrial building in Salt Lake City, UT for $5,388,134; an industrial complex in Aurora, CO for $8,540,585; land under an existing industrial complex already owned by the Partnership in Pomona, CA for $4,000,000; an office building in Brentwood, TN for $9,488,755; and 506,894 shares of Meridian Industrial REIT for $10,000,005. These acquisitions were funded entirely by the Partnership's cash reserves.

During 1997, the Partnership made $1,311,864 in capital expenditures for tenant alterations, leasing commissions, land improvements and building improvements. The most significant transaction was $378,959 for tenant alterations and leasing commissions at the office property located in Lisle, IL, which related to a new lease signed with Pitney Bowes. Other significant capital expenditures included tenant alterations and leasing commissions throughout the properties owned by the Partnership. The office property located in Brentwood, TN accounted for $212,983 of the total tenant alterations and leasing commissions. Approximately $104,000 was for tenant alterations and leasing commissions related to a new lease with Service Experts.

Budgeted capital expenditures for 1998 are approximately $8.5 million. Of this amount, $7.3 million is budgeted for tenant improvements and leasing commissions. Four of the Partnership's properties account for the majority of these leasing related capital expenditures. The Lisle, IL office property is budgeted to expend $3.2 million in leasing related capital expenditures. This property, which was previously leased in its entirety to a single tenant, is expected to require $2.8 million in tenant improvements, and $0.5 million in leasing commissions to re-establish 100% occupancy. At the Salt Lake City, UT industrial property, management anticipates $1.0 million of capital to be expended in its effort to lease the currently vacant property. Of the total capital to be expended at this property, $0.8 million is projected for tenant improvements and $0.2 million is anticipated for leasing commissions. At the Aurora, CO industrial property, management anticipates spending $1.7 million in its effort to lease this vacant property. Of the total capital to be expended $1.4 million is projected for tenant improvements and $0.3 million is anticipated for leasing commissions. Management anticipates expending $0.9 million for leasing related capital expenditures at the Morristown, NJ office building. It is anticipated that Smith Barney, a major tenant in the building, will vacate their offices. To secure a new tenant, $0.5 million in tenant improvements, and $0.4 million in leasing commissions will be necessary. All of these projected expenditures relate to prospective leases and are based upon reasonable costs. The actual amount of such expenditures will depend upon the number of new leases signed, the actual needs of the particular construction or repair, and the timing of lease executions.

                               23 - Real Property

Other major capital projects planned for 1998 include the following: reconstruction of the lobby and common areas at the Lisle, IL office building ($0.6 million); refurbishment and upgrading the heating ventilation and air conditioning system at this same property ($0.2 million); residing and painting the exterior on the Atlanta, GA residential community ($0.1 million); and reconfiguration of the traffic flow in and around the Atlanta, GA retail property ($0.1 million).

RESULTS OF OPERATIONS

The following is a brief comparison of the Partnership's results of operations for the years ended December 31, 1997, 1996 and 1995.

1997 VS. 1996

The Partnership's net investment income for 1997 was $13,789,747, a decrease of
$1,629,771 from net investment income of $15,419,518 in 1996.   This decrease is
the result of the factors discussed below.

Income from property operations, including income from interest in properties, was $14,651,366 in 1997, a decrease of $1,410,043 from $16,061,406 in 1996.
This decrease, in income, was primarily due to the results of sales of two portfolio properties, and an increased vacancy in a third property. Decrease in income for $1,646,337 resulted from the sales of the Flint, MI office park, and the Azusa, CA industrial center; while an increased vacancy in the Lisle, IL office property accounted for another $673,119. The effects of the decrease in income from these properties were partially offset by $342,829 due to the acquisitions of a new office property in Brentwood, TN and 506,894 REIT shares.

Rent from properties was $21,582,968 in 1997, a decrease of $1,216,726 from $22,799,694 in 1996. The majority of this decrease is attributable to properties held for a full year in 1996 and sold during 1997. Also contributing to the decrease was a decrease in rent collected at the Lisle, IL office property which became 100% vacant in the fourth quarter.

Income from interest in properties relates to the Partnership's 50% co-investment in several warehouse properties (the Unit warehouses). Income from this source decreased from $606,558 in 1996 to $435,296 in 1997, for a total decrease of $171,262. The primary reason for the decrease was due to the sale of the Partnership's interest in these properties on September 30, 1997.

Dividend income from real estate investment trusts totaled $158,154. The 506,894 shares of Meridian Industrial REIT were acquired on September 24, 1997.

Administrative expenses on the Statement of Operations includes property operations and the administration of the Partnership. Property administrative expenses in 1997 were $2,009,449, an increase of $355,564 from $1,653,885 in
1996. This increase was primarily due to the acquisition of three new properties, plus a full year of administrative expenses for a property acquired at the end of 1996.

Property operating expenses for 1997 were $3,296,350, an increase of $391,730 from $2,904,620 in 1996. In 1997, this increase was primarily due to a full year ownership of the office property in Beaverton, OR and expenses incurred for new acquisitions, including the industrial buildings in Salt Lake City, UT and Aurora, CO. These three properties contributed $274,530 to the increased operating expenses. The acquisition of the office building in Brentwood, TN contributed $103,234.

Real estate taxes for 1997 were $2,208,972, a decrease of $158,432 from $2,367,404 in 1996. This decrease was primarily due to the sale of the office building located in Flint, MI in December 1996, which resulted in a decrease of $162,701; and the sale of the industrial property in Azusa, CA in April 1996, which resulted in a decrease of $51,149. These decreases were partially offset by increased real estate taxes at the office property in Oakbrook Terrace, IL of $50,513, and an increase of $40,908 at the industrial property in Bolingbrook, IL.

Administrative expense related to the Partnership was $316,705 in 1997, an increase of $105,157 from $211,548 in 1996.

                               24 - Real Property

The investment management fee for 1997 was $2,640,470, an increase of $146,241 from the 1996 management fee of $2,494,229. This fee is computed at 1.25% of gross assets which were significantly higher in 1997 than 1996. The following is a comparison of the Partnership's property results of operations and realized and unrealized gains or losses, by investment type, for the twelve months ended December 31, 1997 and December 31, 1996.


OFFICE PROPERTIES

Net investment income from property operations for the office properties in 1997 was $5,329,310. This was a decrease of $488,187 (8.4%) from $5,817,497 in 1996.
The decrease was primarily due to the sale of an office building in Flint, MI which accounts for $1,001,711 of the decrease; and lowered rental income at the Lisle, IL office property which accounts for $673,119 of the decrease. These factors are offset by owning an office building in Beaverton, OR for a full year ($833,643), and the acquisition of the second office property in Brentwood, TN ($194,851). For office properties held for the comparable period, net investment income increased by $318,674 (6.5%) from $4,877,349 in 1996, to $5,196,023 in 1997.

The office properties owned by the Partnership experienced a net unrealized gain of $1,897,749 in 1997. The largest net unrealized gain was attributable to the office property in Oakbrook Terrace, IL and was due to the improving office market conditions in suburban Chicago. The Morristown, NJ and the Brentwood, TN office properties also experienced net unrealized gains of $557,241 and $576,381, respectively. Unrealized losses of $28,285 at the Summit Building in Beaverton, OR, and $13,602 at the Lisle, IL office property offset these gains.

The Partnership acquired a second office property in Brentwood, TN. The 97,378 square foot suburban office building was acquired on September 15, 1997 for $9,488,755. This property was 100% occupied at the time of acquisition.

Occupancy at the Beaverton, OR, Oakbrook Terrace, IL and Brentwood, TN properties remained unchanged from December 31, 1996 at 100%. Occupancy at the Morristown, NJ property increased from 93% to 100%, while occupancy dropped from 100% at the Lisle, IL office property at December 31, 1996 to 37% at year end 1997. As of December 31, 1997, all vacant spaces are being marketed.

APARTMENT COMPLEXES

Net investment income from apartment property operations was $3,888,263 in 1997, a decrease of $37,487 from $3,925,750 in 1996.

The three apartment communities owned by the Partnership experienced a net unrealized gain of $1,053,061 during 1997. The Atlanta, GA property was the largest contributor to the gain as it appreciated $1,392,186. This gain was attributable to increased rental rates and occupancy. The Farmington Hills, MI property also had a net unrealized gain of $80,839 due to increased rental rates. The Raleigh, NC community had a net unrealized loss of $328,481 due to the appraisal assumptions concerning above market rentals expiring and subsequently renewing at lower market rates.

Weighted average occupancy at the Partnership's residential communities increased from 93.1%, as of December 31, 1996, to 94.3% as of December 31, 1997. The occupancy at the Atlanta, GA and Farmington Hills, MI communities improved from 93% and 89%, respectively, as of December 31, 1996 to 99% and 93%, respectively, at year end 1997. The occupancy at the Raleigh, NC community slipped from 97% at the end of 1996 to 91% as of December 31, 1997.

RETAIL PROPERTIES

Net investment income for the Partnership's retail properties decreased to $2,758,995 in 1997, from $3,129,390 in 1996. This decrease was primarily due to decreased occupancy at the shopping center earlier in the year. Revenues decreased by $299,474 and expenses increased by $70,920 from the prior year.

                               25 - Real Property

The retail center had an unrealized gain of $1,109,099. This was a result of changes in the assumed capital needs of the property, and the leasing of vacant spaces in the third and fourth quarters which stabilized future cash flows and brought occupancy back up to 96%.

The shopping center was 96% occupied as of December 31, 1997, unchanged from the prior year. Currently, there are three vacant suites. All vacant spaces are being marketed.


INDUSTRIAL PROPERTIES

Net investment income from industrial property operations was $2,526,820 in 1997, a decrease of $661,949 from $3,188,769 in 1996. The primary reason for the decline was the sale of the industrial complex in Azusa, CA, in April 1996, which accounted for $644,625 of the decrease. The sale of the Partnership's investment in the Jacksonville, FL industrial properties, in September 1997, also contributed to the decline in net investment income. For properties held for comparable periods in 1996 and 1997, net investment income increased from $1,941,812 to $2,042,184, respectively.

The Partnership acquired three industrial properties in 1997. The first acquisition was a 182,500 square foot building in Salt Lake City, UT for $5,388,134. The second acquisition was a two building 277,500 square foot facility in Aurora, CO for $8,540,585. As of December 31, 1997, both properties were vacant. The third acquisition was land under the Partnership's existing Pomona CA, industrial complex. The Partnership acquired the land under a purchase option for $4,000,000.

The industrial properties (including the recently purchased land) had $1,901,523 of net unrealized appreciation in 1997. The largest single gain of $1,740,917 was attributable to the purchase of the land under the Pomona, CA property. The Salt Lake City, UT and Aurora, CO properties experienced $38,133 and $140,585 negative net appreciation as a result of softer market conditions.

As of December 31, 1997, occupancy at the Partnership's Pomona, CA and Bolingbrook, IL, industrial properties remained unchanged from December 31, 1996 at 100%. As of December 31, 1997, both the Salt Lake City, UT and Aurora, CO properties were 100% vacant. As of December 31, 1997, all vacant spaces were being marketed.

The Partnership sold its interest in the Jacksonville, FL warehouses for net sales proceeds of $6.3 million, resulting in a gain of $284,581.

The Partnership also acquired 506,894 shares of Meridian Industrial Trust for $10,000,005 on September 24, 1997. Meridian is a self administered and self-managed equity real estate investment trust engaged in owning, operating, and leasing high quality, modern industrial properties nationwide. As of December 31, 1997, these shares experienced a $2,523,800 net unrealized gain and generated $147,978 in net investment income these shares were purchased in a private transaction at a favorable, below-market price.

1996 VS. 1995

The Partnership's net investment income for 1996 was $15,419,518, an increase of $699,247 (4.8%) from net investment income of $14,720,271 in 1995. The increase was primarily due to higher net income from property operations ($1,455,941), offset by a higher management fee ($152,351) and lower interest income from short-term investments ($526,479).

Income from property operations, including income from interest in properties, was $16,061,409 for 1996. This was an increase of $980,119 (6.5%) from
$15,081,290, in 1995. This was primarily due to increased rent from properties (approximately $2,973,000). The increase was offset by increased operating expenses (approximately $1,034,000) and real estate taxes (approximately $429,000).

Rent from properties for 1996 increased by $2,972,650 (15.0%) to $22,799,694 from $19,827,044 for 1995. A large portion of this was the result of properties that were acquired during 1995 and held for the full year of 1996. This increase in revenue totaled approximately $4,367,000. These additional revenues were primarily offset by the sale of the Azusa industrial building which resulted in approximately $1,092,000 reduction in revenues from last year and the

                               26 - Real Property

Roswell, GA shopping center which accounted for a decrease of approximately $214,000 due to lower percentage rents in 1996 and decreased occupancy.

Income from interest in properties relates to the Partnership's 50% co-investment in several warehouses (the Unit warehouses). Income from this source decreased approximately $31,624 (4.9%) from $638,183 in 1995 to $606,558 in
1996. The reduction is the result of GATX vacating a portion of its space in October and the space not being re-leased.

Administrative expenses on the Statement of Operations includes property operations and the administration of the Partnership. Property administrative expenses for 1996 were $1,653,934. This was $78,271 (5.0%) higher than the $1,575,663 for 1995. The increase was primarily due to a full year of administrative expenses of approximately $234,000 from the Nashville, TN office building, Oakbrook Terrace, IL office facility and the Raleigh, NC apartment complex. The increase was partially offset by the sale of two 1996 properties totaling approximately $130,000.

Property operating expenses for 1996 were $2,904,620 compared to $1,870,183 for 1995, an increase of $1,034,437 (55%). This increase was primarily due to a full year of operating expenses totaling approximately $943,000 related to the Raleigh, Oakbrook Terrace and Nashville properties, all of which were acquired in 1995. Increases were also due to the Morristown office property incurring window repairs of approximately $21,000, and an increase to its grounds contract for approximately $59,000 offset by lower repairs and maintenance expenses totaling $23,000. The Atlanta and the Farmington Hills apartments had increases totaling approximately $57,000 for 1996 apartment make-ready due to higher turnover as compared to 1995.

Real estate taxes for 1996 were $2,367,404, an increase of $429,314 (22.2%) from $1,938,090 for 1995. The increase was primarily due to a full year of real estate tax expenses totaling approximately $572,000 related to the Raleigh, Oakbrook Terrace and Nashville properties. At the Morristown office building, real estate taxes increased by approximately $32,000. These increases were offset by decreases of approximately $106,000, as a result of the Azusa and Flint properties being sold in 1996. Real estate taxes at the Farmington Hills apartments decreased approximately $26,000 due to last year's tax appeal.

Administrative expenses related to the Partnership totaled $211,499 for 1996. This is an increase of $7,930 (3.6%) from $219,429 for 1995.

The investment management fee for 1996 was $2,494,229. This was $152,351 (6.5%) higher than the 1995 fee of $2,341,878. The fee is computed at 1.25% of gross assets. During 1996, gross assets were slightly higher than the prior year due to cash flows retained by the Partnership and increased market values of the real estate investments.

The following is a brief comparison of the Partnership's property results of operations and realized and unrealized gains or losses, by investment type, for the twelve months ended December 31, 1996 and December 31, 1995.

During 1996, the Partnership recognized an unrealized loss of $3,211,436 on its real estate investments. This represents 1.9% of the value of the investments at December 31, 1995. The retail center experienced the largest unrealized loss, of approximately $3,787,000. The offices had a net unrealized loss of approximately $560,000. The industrial properties had a net unrealized loss of approximately $75,000 offset by the apartments' net unrealized gains of approximately $1,210,000.

Occupancy at the Partnership's properties at December 31, 1996 was generally lower than at December 31, 1995. During 1996, the Partnership acquired a 72,109 square feet office building in Beaverton, Oregon. At December 31, 1996, the Beaverton office building was 100% occupied by five tenants and there are no expirations in 1997.

OFFICE PROPERTIES

The Lisle, IL office had an unrealized loss of approximately $1,700,000 (14.7% of its year-end 1995 value). This was caused by R.R. Donnelley (sole-tenant) not renewing its lease, which expired September 1997, and the anticipated expenses that would be incurred in order to re-lease the building in 1997. The Morristown property experienced an unrealized gain of approximately $409,000 (4.3% of its December 31, 1995 value), due to improved market conditions in the Northern NJ market. The Nashville office experienced an unrealized gain of approximately $166,000. The

                               27 - Real Property
increase represented 1.9% of its year-end 1995 value. The rise in value reflects the expectations of continued high occupancy and the potential for higher rental rates in the future. The Oakbrook Terrace office building had an increase of $565,000 (4.5% of its December 31, 1995 value). This was the result of two tenant rent increases that occurred in 1996.

Occupancy at the Lisle, IL office building remained at 100% during 1996. R.R. Donnelley had given notice they will be vacating their space in 1997. The Oakbrook Terrace office building continued its 99% occupancy. The Nashville office building occupancy remained at 99%. During 1996, a total of 25,394 square feet was re-leased, leaving a vacant space of 1,350 square feet. During 1997, at the Nashville office building, 11,966 square feet expired. Occupancy at the Morristown office decreased from 98% to 93% as of December 31, 1996. There are four vacant suites totaling 9,583 square feet. During 1996, Mutual of Omaha renewed their lease of 5,479 square feet and Sprint Spectrum signed a two month temporary agreement for 4,010 square feet, while Chase Home Mortgage vacated their suite of 4,010 square feet. During 1997, at the Morristown office building, a total of 15,753 square feet was up for renewal. All vacant spaces are currently being marketed.

APARTMENT COMPLEXES

The Partnership's Atlanta apartment complex had an unrealized gain of approximately $1,083,000 (8.6% of its year-end 1995 value), and the Farmington Hills apartment complex had an unrealized gain of approximately $477,000 (3.4% of its year-end 1995 value). These increases were primarily the result of higher rental rates and occupancy than were previously projected for these properties. The luxury garden apartment complex in Raleigh had an unrealized loss of approximately $350,000 (2.0% of its year-end 1995 value). The property had experienced lowered loss of occupancy but recovered to a December 31, 1996 occupancy of 97%.

Occupancy at the Atlanta and the Farmington Hills apartments decreased from 97% and 98% at December 31, 1995 to 93% and 88%, in 1996. Occupancy at the Raleigh apartments increased from 95% at December 31, 1995 to 97% at the end of 1996. All vacant apartments were being marketed as of December 31, 1996.

RETAIL PROPERTIES

The Partnership's sole retail property in Roswell, GA, had an unrealized loss of $3,786,554 (11.8% of its December 31, 1995 value). This was due to increased competition in the local market resulting in downward pressure on rental rates and occupancy. Occupancy at the Roswell center decreased from 99% at December 31, 1995 to 96% at December 31, 1996, a loss of 3%. During 1996, a total of 10,464 square feet expired and 4,127 square feet was renewed. Shepherd's Staff Christian Book Store leased 6,100 square feet. Two tenants leasing a total of 6,100 square feet have vacated prior to their lease expiration. At December 31, 1996 a total of 10,464 square feet remained vacant. Several lease proposals were in negotiation, while all other vacant spaces were being marketed.

INDUSTRIAL PROPERTIES

The Bolingbrook warehouse had the largest unrealized loss of this property type, approximately $300,000 (4.1% of its year-end 1995 value). Gillette, a tenant of the entire property, indicated that they needed additional space and will relocate at the expiration of their lease in 2000. The Pomona property had an unrealized gain of approximately $175,000 (1.0% of its year-end 1995 value), as a result of signing leases that maintained the property occupancy at 100%. The market values of the four Unit warehouses, in which the Partnership owns a 50% interest at the end of 1996, had an unrealized gain of approximately $50,000 (0.9% of their December 31, 1995 value).

Occupancy at the Pomona warehouse remained at 100%. During 1996, a total of 234,292 square feet expired and was re-leased. The most significant renewal was SCI signing an amendment to their lease to extend the term for five years. During 1997, JB Engineering's 49,697 square feet lease expired. Occupancy at the Bolingbrook warehouse also remained at 100%. Gillette's lease of this entire facility will expire in the year 2000, at which time they will relocate. At the Unit warehouses, occupancy decreased from 100% in 1995 to 85% in 1996. GATX vacated its space in October and the space has not been leased. All vacant spaces are being marketed as of December 31, 1996.

                               28 - Real Property

During 1996, the Partnership sold its Azusa, CA industrial property and its Flint, MI office building. The sale of these two properties resulted in a realized loss of $1,573,147. The Flint, MI property had the largest loss of $1,094,521 (16.7% of its year-end 1995 value). This was the result of both the uncertain economic outlook and leasing demand in Flint, MI, as well as the physical condition of the property. The Azusa property had a realized loss of $478,627 (3.2% of its year-end 1995 value). The gross sales price of the property was $15,250,000 and the net proceeds were $14,697,789.


                              FINANCIAL STATEMENTS



Following are financial statements and independent auditors' reports of the Real Property Account, as well as financial statements and independent auditors' reports of the Partnership.

                               29 - Real Property

 FINANCIAL STATEMENTS OF THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY ACCOUNT



                  TO BE UPDATED WITH POST-EFFECTIVE AMENDMENT



                               A1- Real Property

     FINANCIAL STATEMENTS OF THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY
                                  PARTNERSHIP



                  TO BE UPDATED WITH POST-EFFECTIVE AMENDMENT

                               B1- Real Property

                                    PART II



                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


The Registrant, in conjunction with certain affiliates, maintains insurance on behalf of any person who is or was a trustee, director, officer, employee, or agent of the Registrant, or who is or was serving at the request of the Registrant as a trustee, director, officer, employee or agent of such other affiliated trust or corporation, against any liability asserted against and incurred by him or her arising out of his or her position with such trust or corporation.

New Jersey, being the state of organization of Prudential Insurance Company of America ("Prudential"), permits entities organized under its jurisdiction to indemnify directors and officers with certain limitations. The relevant provisions of New Jersey law permitting indemnification can be found in Section 14A:3-5 of the New Jersey Statutes Annotated. The text of Prudential's By-law 27, which relates to indemnification of officers and directors, is incorporated by reference to Exhibit (6)(b) of Form S-6, Registration No. 333-64957, filed September 30, 1998, on behalf of The Prudential Variable Appreciable Account.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


ITEM 15.  NOT APPLICABLE

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)  Exhibits
     --------
(1A) Distribution Agreement between Pruco Securities    Incorporated by reference to Post-Effective Amendment No. 9 to Form S-1,
Corporation and The Prudential Insurance Company of     Registration Statement No. 33-20083, filed April 9, 1997 on behalf of The
America with respect to The Prudential Individual       Prudential Variable Contract Real Property Account.
Variable Contract Account.

(1B) Distribution Agreement between Pruco Securities    Incorporated by reference to Post-Effective Amendment No. 4 to Form S-6,
Corporation and The Prudential Insurance                Registration Statement No. 33-20000, filed March 2, 1990, on behalf of The
Company of America with respect to The Prudential       Prudential Variable Statement No. 33-20000,e Appreciable Account.
Variable Appreciable Account.

(3A) Charter of The Prudential Insurance Company of     Incorporated by reference to Post-Effective Amendment No. 9 to Form S-1,
America, as amended November 14, 1995.                  Registration Statement No. 33-20083, filed April 9, 1997 on behalf of The
                                                        Prudential Variable Contract Real Property Account.

(3B) By-Laws of The Prudential Insurance Company of     Incorporated by reference to Form S-6, Registration No. 333-64957, filed
 America, as amended May 12, 1998.                      September 30, 1998, on behalf of The Prudential Variable Appreciable
                                                        Account.

(3C) Resolution of the Board of Directors                       Incorporated by reference to Post-Effective Amendment No. 9 to Form
establishing The Prudential Variable Contract                   S-1, Registration Statement No. 33-20083, filed April 9, 1997 on
Real Property Account.                                          behalf of The Prudential Variable Contract Real Property Account.

(4A)(i) Revised Individual Variable Annuity Contract.           Incorporated by reference to Post-Effective Amendment No. 9 to
                                                                Form S-1, Registration Statement No. 33-20083, filed April 9,
                                                                1997 on behalf of The Prudential Variable Contract Real
                                                                Property Account.

(4A)(ii) Discovery Plus Contract.                               Incorporated by reference to Post-Effective Amendment No. 9 to
                                                                Form S-1, Registration Statement No. 33-20083, filed April 9,
                                                                1997 on behalf of The Prudential Variable Contract Real
                                                                Property Account.

(4B)(i) Variable Appreciable Life Insurance Contract            Incorporated by reference to Pre-Effective Amendment No. 1 to
with fixed death benefit.                                       Form S-6, Registration Statement No. 33-20000, filed June 15,
                                                                1988, on behalf of The Prudential Variable Appreciable Account.

(4B)(ii) Variable Appreciable Life Insurance Contract           Incorporated by reference to Pre-Effective Amendment No. 1 to
with variable death benefit.                                    Form S-6, Registration Statement No. 33-20000, filed June 15,
                                                                1988, on behalf of The Prudential Variable Appreciable Account.

(4C)(i) Custom VAL Life Insurance Contract with fixed           Incorporated by reference to Form S-6, Registration Statement
death benefit.                                                  No. 33-25372, filed November 4, 1988, on behalf of The
                                                                Prudential Variable Appreciable Account.

(4C)(ii) Custom VAL Life Insurance Contract with                Incorporated by reference to Form S-6, Registration Statement
variable death benefit.                                         No. 33-25372, filed November 4, 1988, on behalf of The
                                                                Prudential Variable Appreciable Account.

(5) Opinion and Consent of Clifford E. Kirsch, Esq., as         To be filed.
to the legality of the securities being registered.

(10A) Investment Management Agreement between The               Incorporated by reference to Post-Effective Amendment No. 9 to
Prudential Insurance Company of America and The                 Form S-1, Registration Statement No. 33-20083, filed April 9,
Prudential Variable Contract Real Property Partnership.         1997 on behalf of The Prudential Variable Contract Real
                                                                Property Account.
(10B) Service Agreement between The Prudential Insurance        Incorporated by reference to Post-Effective Amendment No. 9 to
Company of America and The Prudential Investment                Form S-1, Registration Statement No. 33-20083, filed April 9,
Corporation.                                                    1997 on behalf of The Prudential Variable Contract Real
                                                                Property Account.

(10C) Partnership Agreement of The Prudential Variable          Incorporated by reference to Post-Effective Amendment No. 9 to
Contract Real Property Partnership.                             Form S-1, Registration Statement No. 33-20083, filed April 9, 1997 on behalf of The Prudential Variable Contract Real Property Account.

(22) Subsidiaries of The Prudential.                            Incorporated by reference to Post-Effective Amendment No. 34 to Form
                                                                N-1A, Registration Statement No. 2-80896, filed April 24, 1998, on behalf of The Prudential Series Fund, Inc.

(23A) Written consent of PricewaterhouseCoopers LLP,            To be filed.
independent accountants.

(23B) Written consent of Clifford E. Kirsch, Esq.               To be filed.

(24) Powers of Attorney:

(A) F. Agnew, F. Becker, M. Berkowitz, J. Cullen,               Incorporated by reference to Post-Effective Amendment No. 10 to
C. Davis, R. Enrico, A. Gilmour, W. Gray, III,                  Form S-1, Registration No. 33-20083, filed April 9, 1998 on
J. Hanson, G. Hiner, C. Horner, G. Kelley, B. Malkiel,          behalf of The Prudential Variable Contract Real Property Account.
A. Ryan, I. Schmertz, C. Sitter, D. Staheli, R.
Thomson, J. Unruh, P. Vagelos, S. Van Ness, P. Volcker,
J. Williams

(B) G. Casellas                                                 Incorporated by reference to Form S-6, Registration No. 333-64957, filed September 30, 1998, on behalf of The Prudential Variable
                                                                Appreciable Account.

(C) R. Carbone                                                  Incorporated by reference to Post-Effective Amendment No. 3 to Form
                                                                N-4, Registration No. 333-23271, filed October 16, 1998 on behalf of
                                                                The Prudential Discovery Select Group Variable Contract Account.

(27) Financial Data Schedules                                   To be filed.

(b)  Financial Statement Schedules
     -----------------------------

Schedule III-Real Estate Owned by The Prudential
Variable Contract Real Property Partnership.                    To be filed.

Schedule IV-Mortgage Loans on Real Estate for The               Not Applicable.
Prudential Variable Contract Real Property Partnership.

ITEM 17.  UNDERTAKINGS


Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that Section.

The undersigned Registrant hereby undertakes (a) to file any prospectuses required by Section 10(a) (3) of the Securities Act of 1933 as Post-Effective Amendments to this Registration Statement, (b) that for the purposes of determining any liability under the 1933 Act, each such Post-Effective Amendment may be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time may be deemed to be in the initial bona fide offering thereof, (c) to reflect in the prospectus any facts or events after the effective date of the registration statement (or the most recent Post-Effective Amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, (d) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, (e) to remove from registration by means of a Post-Effective Amendment any of the securities being registered which remain unsold at such time as the offering of such securities may be terminated.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, The Prudential Insurance Company of America has duly caused this Post-Effective Amendment No. 11 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of New Jersey on the 9th day of February, 1999.




                                THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                                In Respect of

                                THE PRUDENTIAL
                                VARIABLE CONTRACT REAL PROPERTY ACCOUNT

                                By:  /s/ Esther H. Milnes
                                     -------------------------------------
                                     Esther H. Milnes
                                     Vice President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 11 to the Registration Statement has been signed below by the following Directors and Officers of The Prudential Insurance Company of America in the capacities indicated on this 9th day of February, 1999.

        Signature and Title
        -------------------


/s/ *
------------------------------------------------------------
Arthur F. Ryan
Chairman of the Board, President, and Chief Executive
Officer

/s/ *
------------------------------------------------------------
Martin A. Berkowitz
Senior Vice President and Comptroller

/s/ *
------------------------------------------------------------
Richard J. Carbone
Chief Financial Officer
                                                                        *By:  /s/ Dodie C. Kent
/s/ *                                                                         -------------------------------------
------------------------------------------------------------                  Dodie C. Kent
Franklin E. Agnew                                                             (Attorney-in-Fact)
Director

/s/ *
------------------------------------------------------------
Frederic K. Becker
Director

/s/ *
------------------------------------------------------------
Gilbert F. Casellas
Director

/s/ *
------------------------------------------------------------
James G. Cullen
Director


/s/ *
------------------------------------------------------------
Carolyne K. Davis
Director


/s/ *
------------------------------------------------------------
Roger A. Enrico
Director

/s/*
------------------------------------------------------------
Allan D. Gilmour
Director

/s/ *
------------------------------------------------------------
William H. Gray, III
Director

/s/ *
------------------------------------------------------------
Jon F. Hanson
Director
                                                                        *By:  /s/ Dodie C. Kent
                                                                              -------------------------------------
/s/ *                                                                         Dodie C. Kent
------------------------------------------------------------                  (Attorney-in-Fact)
Glen H. Hiner, Jr.
Director

/s/ *
------------------------------------------------------------
Constance J. Horner
Director

/s/ *
------------------------------------------------------------
Gaynor N. Kelley
Director

/s/ *
------------------------------------------------------------
Burton G. Malkiel
Director

/s/*
------------------------------------------------------------
Ida F.S. Schmertz
Director

/s/*
------------------------------------------------------------
Charles R. Sitter
Director

/s/*
------------------------------------------------------------
Donald L. Staheli
Director

/s/ *
------------------------------------------------------------
Richard M. Thomson
Director

/s/ *
------------------------------------------------------------
James A. Unruh
Director

/s/ *
------------------------------------------------------------
P. Roy Vagelos, M.D.
Director

/s/ *
------------------------------------------------------------
Stanley C. Van Ness
Director
                                                                        *By:  /s/ Dodie C. Kent
/s/ *                                                                         -------------------------------------
------------------------------------------------------------                  Dodie C. Kent
Paul A. Volcker                                                               (Attorney-in-Fact)
Director

/s/ *
------------------------------------------------------------
Joseph H. Williams
Director